    As filed with the Securities and Exchange Commission on August 6, 1997
                                                     Registration No. 333-26455


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------
                          GLOBAL STATISTICS CORPORATION
                           (FORMERLY INTERGAMES, INC.)
              (Exact name of Small Business Issuer in its Charter)

          TEXAS                       8732             74-2797240
(State or Other Jurisdiction   (Primary Standard    (I.R.S. Employer
    of Incorporation or            Industrial      Identification No.)
       Organization)             Classification
                                  Code Number)
                               -------------------
                               3321 WESTLAKE DRIVE
                              AUSTIN, TEXAS  78746
                                 (512) 306-8836
                          (Address and telephone number
                         of Principal Executive Offices
                        and Principal Place of Business)
                               -------------------
                              KATHLEEN S. SULLIVAN
                               3321 WESTLAKE DRIVE
                              AUSTIN, TEXAS  78746
                                 (512) 306-8836
            (Name, Address and Telephone Number of Agent for Service)
                               -------------------

                                   COPIES TO:
                            WALTER EARL BISSEX, ESQ.
                             JEANNE G. SELZER, ESQ.
                         WINSTEAD SECHREST & MINICK P.C.
                               100 CONGRESS AVENUE
                                    SUITE 800
                            AUSTIN, TEXAS  78701-4042
                                 (512) 474-4330

                               -------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        GLOBAL STATISTICS CORPORATION

    CROSS-REFERENCE SHEET SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
                   REQUIRED BY ITEMS OF PART I OF FORM SB-2
                               -------------------

 ITEM                      REGISTRATION STATEMENT                            CAPTION OR LOCATION
NUMBER                        ITEM AND HEADING                                  IN PROSPECTUS
------         ---------------------------------------------     -------------------------------------------
   1.          Front of Registration Statement and Outside
               Front Cover of Prospectus . . . . . . . . . .     Outside Front Cover Page
   2.          Inside Front and Outside Back Cover Pages of
               Prospectus  . . . . . . . . . . . . . . . . .     Inside Front and Outside Back Cover Page
   3.          Summary Information and Risk Factors  . . . .     Prospectus Summary; Risk Factors
   4.          Use of Proceeds . . . . . . . . . . . . . . .     Use of Proceeds
   5.          Determination of Offering Price . . . . . . .     Outside Front Cover Page; Determination of
                                                                 Offering Price
   6.          Dilution  . . . . . . . . . . . . . . . . . .     Dilution
   7.          Selling Security-Holders  . . . . . . . . . .     Not Applicable
   8.          Plan of Distribution  . . . . . . . . . . . .     Outside Front Cover Page;
                                                                 Plan of Distribution
   9.          Legal Proceedings . . . . . . . . . . . . . .     Business
   10.         Directors, Executive Officers, Promoters and
               Control Persons . . . . . . . . . . . . . . .     Management
   11.         Security Ownership of Certain Beneficial
               Owners and Management   . . . . . . . . . . .     Principal Shareholders
   12.         Description of Securities . . . . . . . . . .     Description of Securities
   13.         Interests of Named Experts and Counsel  . . .     Not Applicable
   14.         Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities . . . . . . . . . . . . . . . . .     Risk Factors
   15.         Organization Within Last Five Years . . . . .     Certain Relationships and Related
                                                                 Transactions
   16.         Description of Business . . . . . . . . . . .     Business
   17.         Management's Discussion and Analysis or Plan
               of Operation  . . . . . . . . . . . . . . . .     Plan of Operation
   18.         Description of Property . . . . . . . . . . .     Business
   19.         Certain Relationships and Related                 Certain Transactions
               Transactions  . . . . . . . . . . . . . . . .
   20.         Market for Common Equity and Related
               Stockholder Matters . . . . . . . . . . . . .     Not Applicable
   21.         Executive Compensation  . . . . . . . . . . .     Management
   22.         Financial Statements  . . . . . . . . . . . .     Financial Statements
   23.         Changes in and Disagreements with Accountants
               or Accounting and Financial Disclosure  . . .     Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED AUGUST 6, 1997

PROSPECTUS

                                 400,000 Shares

                          GLOBAL STATISTICS CORPORATION

                                  Common Stock

     Global Statistics Corporation, a Texas corporation ("GSC" or the "Company"), is offering up to 400,000 shares of its Common Stock, par value $0.01 per share. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop or, if developed, that it will be sustained.

     The initial public offering price for the Common Stock will be $5.00 per share. The initial public offering price has been arbitrarily determined by the Company and does not necessarily bear any relationship to the Company's book value, assets, net worth, financial condition or any other established criteria of value. See "Determination of Offering Price." The shares will be offered directly to the public both via the Internet through the Company's worldwide web site at http:/www.thegamemaster.com and through advertisements and direct solicitation of potential investors, including public and private meetings. Clifford L. Haigler, Assistant Secretary of the Company, will conduct the offering on behalf of the Company. Access to the Prospectus by way of the web site will be limited to residents of states in which requirements for the offering have been satisfied.

     Persons who wish to purchase shares of Common Stock in this offering must submit a subscription agreement, together with the required payment, to the Company. The minimum subscription is 50 shares. See "Plan of Distribution."

     The required minimum number of shares to be sold in the offering (the "Minimum Offering") is 100,000 shares. Pending the sale of the Minimum Offering, all proceeds of this offering will be deposited into a non-interest bearing account (the "Escrow Account") at Brenham National Bank, Brenham, Texas. In the event that the Minimum Offering is not sold within a period of 60 days from the date of this Prospectus (the "Initial Offering Period") (which period may be extended, at the Company's discretion, for up to three additional 30-day periods), this offering will terminate and all funds will be promptly returned to subscribers by the Company, without interest. If the Minimum Offering is sold within the Initial Offering Period, or any extensions thereof, the offering will continue until the Company has sold all of the 400,000 shares offered hereby (the "Maximum Offering"), or such earlier date as the Company may close or terminate the offering.

     The Company had a total stockholders' deficit of $2,104 and $27,577 as of December 31, 1996 and May 31, 1997, respectively. The report of the Company's accountants included in this Prospectus notes certain conditions which raise substantial doubt about the Company's ability to continue as a going concern. Management of the Company estimates that the proceeds of the Minimum Offering will be sufficient to repay outstanding indebtedness, eliminate the working capital deficit and implement and operate its business plan for approximately one year.

                              -------------------

THE COMPANY HAS A LIMITED OPERATING HISTORY. THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. THE SECURITIES OFFERED HEREBY SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE ENTIRE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" (BEGINNING ON PAGE 7 OF THIS PROSPECTUS) FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


     LIMITED STATE REGISTRATION: OFFERS ARE BEING MADE ONLY TO RESIDENTS OF ARIZONA, CALIFORNIA, COLORADO, GEORGIA, ILLINOIS, MICHIGAN, NEW JERSEY, NEW YORK, NORTH CAROLINA, OHIO, OREGON, PENNSYLVANIA, TEXAS, VIRGINIA AND WASHINGTON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY OTHER STATE OR OTHER JURISDICTION IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL.


================================================================================
                                               Price to           Proceeds to
                                                Public             Company(1)
--------------------------------------------------------------------------------
Per Share                                   $        5.00        $        5.00
--------------------------------------------------------------------------------
Total Minimum                               $  500,000.00        $  500,000.00
--------------------------------------------------------------------------------
Total Maximum                               $2,000,000.00        $2,000,000.00
================================================================================

(1) Before deducting certain estimated expenses payable by the Company in the amount of $75,000 for the Minimum Offering and $110,000 for the Maximum Offering, and certain commissions or concessions in the amount of up to $0.25 per share, which may be deducted from the offering price for sales made to registered securities dealers or paid by the Company to registered securities dealers.

                              -------------------

     The shares are being offered by the Company subject to certain conditions. The Company reserves the right to withdraw or cancel such offer and reject any order, in whole or in part.

                  The date of this Prospectus is _______, 1997

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto.
Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     As a result of this offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above, and on the Company's Web site at http://www.TheGameMaster.com. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

--------------------------------------------------------------------------------

                             PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                 THE COMPANY

     The Company is engaged in the creation, design, development and operation of an interactive entertainment site on the Internet, located at www.TheGameMaster.com (the "Site"). Internet users may access the Site and play games for no charge. Before playing a game on the Site, however, each user must complete a one-time registration process that requires the user to answer a series of lifestyle and demographic questions. The detailed data collected from individuals who complete the registration process ("registered members" or "members") is maintained by the Company in a proprietary database called DeliveryMaster-TM-. The DeliveryMaster-TM- database is the foundation from which the Company's revenues are to be generated.

     Management believes that the Company's Site is the first interactive Internet site to provide both passive and moderated game programs in which participants can win instant prizes. The Company's moderated programs provide television-style programming in an interactive environment that allows a large audience to "watch" the programs, with contestants being called from the audience. In addition to the entertainment value of watching the game as a television-style experience, there is an incentive to participate as a result of the possibility of winning a prize. Prizes are awarded both during and at the conclusion of each program. The Company's primary programming design strategy is to design interactive entertainment programming that only requires the functions contained in the "normal" Internet browser software utilizing standard Hyper Text Markup Language ("HTML") commands. Management estimates that this design strategy allows 93% of the potential market of Internet users access to the Site. To date, the Company has designed six programs utilizing proprietary software. The initial programs are COMEONDOWN!!-TM- (audience programming utilizing other games), SLOTS-OF-LUCK-TM- (individual play), TRIVIALMATTERS-TM- (individual play and audience programming), TRICTRAX-TM- (individual play and audience programming), PENNYWISE-TM- (individual play and audience programming) and SEARCHPARTY-TM- (individual play).


     The Company projects three primary sources of revenue:   market research
sales, advertising sales and on-line catalog sales. From inception of the Company in October 1996 to May 31, 1997, the Company has had only limited advertising sales of $33,268 (all of which sales have been in the form of contributed prizes), no catalog sales and no market research sales. The Company's long-term objective is to become a leading provider of demographic, lifestyle and consumer information. Initially, this goal will be accomplished by attracting members through interactive entertainment programming on the Internet. In the future, the Company intends to position itself for the convergence of the computer and other media technologies, such as television, into a central entertainment access vehicle with direct audience interaction, applying the Company's data collection model to new communication technologies as they emerge.

     The Company offers clients two market research models and intends to develop additional market research models in the event that the Maximum Offering is consummated. The Company has designed an interactive survey model in the form of a "slot machine" game that resides on the Site. Members answer survey questions designed by the client and are rewarded with "tokens" for each question completed. These tokens are then used by the member to "spin" the slot machine. Slot machine winners receive prizes offered by the client. The slot machine gathers survey results and demographic information about the members answering the questions and adds the required information to the DeliveryMaster-TM- database. The Company also offers an e-mail survey model that gives clients the ability to ask questions of individuals listed in the DeliveryMaster-TM-database through a targeted e-mail program. Clients create specific queries that the Company e-mails to targeted demographic profiles in the existing DeliveryMaster-TM- database.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          The Company provides its clients the opportunity to advertise on the Site in connection with its entertainment programming. Advertisers may purchase a full-page, scrollable, full color advertisement for any program, reinforced with several banner advertisements on succeeding pages. Game prizes may also be the client's products. Full-page advertisements may be either general or targeted, utilizing a number of filters to identify potential customers based upon the member's demographic and lifestyle profile.

     The Company offers its clients the ability to sell products to its registered members directly through its on-line catalog, called PrizeCatalog-TM-. The PrizeCatalog-TM- may be accessed directly at www.PrizeCatalog.com or through the Site. The products and services are offered for sale only to the Company's registered members, and are bought by the Company at wholesale and resold at retail or a discounted retail depending on special promotions being run. Upon receipt of an order, the sale is fulfilled directly by the client. PrizeCatalog-TM- serves as an on-line retailer of products and services, without a fulfillment center (the Company will keep no inventory). PrizeCatalog-TM- has a shopping cart system and "secure server" for purchase of any product in the catalog. Visa, MasterCard, Digicash and CyberCash will be accepted for payment.

     The Company was incorporated under the laws of the State of Texas in October 1996, and its principal executive offices are located at 3321 Westlake Drive, Austin, Texas 78746. The Company's telephone number is 512/306-8836.












--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 THE OFFERING



Common Stock offered hereby....    A minimum of 100,000 shares and a maximum of
                                   400,000 shares.

Offering price.................    $5.00 per share

Minimum subscription...........    50 shares

Escrow.........................    All subscriptions will be deposited by the
                                   Company into the Escrow Account.  If the
                                   Minimum Offering is not sold within the
                                   Initial Offering Period, or any extensions thereof, all monies received will be refunded promptly to investors without interest.
                                   After the Initial Closing (defined below), proceeds of additional subscriptions will be deposited into the Escrow Account pending
                                   Subsequent Closings (defined below).  See
                                   "Plan of Distribution."

Initial closing................    The initial closing of the offering (the
                                   "Initial Closing") will occur upon receipt of subscriptions acceptable to the Company sufficient to complete the Minimum Offering.

Subsequent closings............    Sales of shares of Common Stock after the
                                   Initial Closing ("Subsequent Closings") will be closed from time to time up to an aggregate of the Maximum Offering.

Common Stock to be
outstanding after the
offering(1)....................    1,000,000 shares if the Minimum Offering is
                                   sold, and 1,300,000 shares if the Maximum
                                   Offering is sold.

Use of proceeds................    To repay indebtedness; to hire additional
                                   technical and administrative personnel for the purpose of expanding and improving programming; to hire additional sales personnel and to finance marketing activities; for general corporate purposes;
                                   and, if the Maximum Offering is sold, to finance additional research and development.


---------------------
(1) Excludes 35,000 shares of Common Stock issuable upon the exercise of currently exercisable stock options. See "Management - Stock Options."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            SUMMARY FINANCIAL DATA

     The Company is a development stage company and has no significant revenues or earnings from operations.


                                          From Inception       Five Months
                                         (October 1, 1996)         Ended
                                                 to            May 31, 1997
                                         December 31, 1996      (unaudited)
                                         -----------------     ------------
Summary of Loss Data:

  Net Revenues                              $  5,635     $  27,633
  Expenses                                    42,614       141,702
  Net loss during development stage          (36,979)     (114,069)
  Loss per common share                        (0.04)        (0.13)

Operating Data:
  Registered members(1)                        1,928         8,764
  Banner impressions per week(2)              12,522        33,415


                                                    May 31, 1997
                                    -------------------------------------------
                                      Actual                As Adjusted(3)
                                    ----------       --------------------------
                                                      Minimum         Maximum
                                                     --------        ----------
Balance Sheet Data:
  Working Capital                   $(121,535)       $356,465        $1,821,465
  Total Assets                      $  94,123        $450,423        $1,915,423
  Total Liabilities                 $ 121,700               0                 0
  Shareholders' Equity              $ (27,577)       $450,423        $1,915,423


----------------------------
(1) Number reflects actual number as of last day of period.
(2) Number reflects actual number for the last week of the period.
(3) Adjusted to reflect the sale by the Company of the Minimum Offering and the Maximum Offering at a public offering price of $5.00 per share, and the application of the estimated net proceeds therefrom. See Use of Proceeds.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS.

RISKS INHERENT IN A START-UP COMPANY

     LIMITED OPERATING HISTORY/DOUBTS AS TO GOING CONCERN. The Company is a recently formed development stage company with no history of operations and no significant revenues from operations or otherwise. As a result of the Company's limited operating history and the nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company currently intends to increase its operating expenses substantially following the offering to hire additional personnel, to fund marketing programs and possibly to fund research and development programs. To the extent that such expenses are not subsequently followed by increased revenues, the Company's business condition and operating results will be materially adversely affected.

     Businesses that are starting up or in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they cannot recover. The Company will face all of the challenges of any new business enterprise, including but not limited to
(i) developing and implementing a workable business plan; (ii) engaging the services of qualified support personnel, consultants and management;
(iii) establishing budgets; and (iv) implementing appropriate financial controls and internal operating policies and procedures. In addition, the Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. There can be no assurance that the Company will be successful in addressing such risks.

     The Company does not have significant cash and has not had significant operations since the inception of its development stage. As noted in the independent accountants opinion, there is substantial doubt about the Company's ability to continue as a going concern without the realization of additional adequate financing. As of May 31, 1997, the Company had an accumulated deficit and negative shareholders equity of $151,048 and $27,577, respectively.

     LIMITED CAPITAL/NEED FOR ADDITIONAL CAPITAL. The Company currently has no significant operating capital and is totally dependent upon receipt of the proceeds of this offering to finance operations. If only the Minimum Offering is sold, the Company intends to hire the necessary staff to expand the availability of its scheduled audience programming, to activate three additional programs that have already been developed, and to add additional personnel in the areas of prize fulfillment and administration to enable it to increase sales and marketing efforts. However, the Company would not have sufficient funds to enable it to expand research and development, which would allow the Company to introduce new programs and to improve the on-line catalog, as it intends to do if the Maximum Offering is sold, and would be forced to seek additional funding to enable it to do so. The Company has no commitments for additional cash funding beyond the proceeds expected to be received from this offering, and there can be no assurance that such funding will be available, or, if available, that the terms thereof will be attractive to the Company. If the Company is unable to complete the Minimum Offering, the Company intends to renegotiate its existing lending arrangement and reduce its expenditures on promotion and administration to preserve cash liquidity.

     LEVERAGE. If the Company obtains additional financing in the form of public or private debt, particularly if only the Minimum Offering is sold, the Company may become highly leveraged and may have substantial debt service obligations. Such leverage could present significant risks to an investor in the Common Stock. There can be no assurance that the Company would be able to generate sufficient cash flow to make timely payments of principal and interest on indebtedness. In that event, the Company could default on such indebtedness, which could result, among other things, in a foreclosure or other actions of creditors against collateral securing such indebtedness.

     LIMITED MANAGEMENT EXPERIENCE. Although Roderick E. Gilchrist, the Company's Chief Executive Officer, and Joshua E. Buettner, the Company's Chief Operating Officer, have substantial experience in Internet programming and on-line catalog sales, the Company's management has limited experience in Internet entertainment programming, advertising sales, market research sales or conducting market research. Such limited experience in these areas may limit the Company's ability to achieve its business plan. See "Management--Management Experience in the Company's Industry."

     LACK OF DEPTH OF MANAGEMENT. As compared to many other public companies, the Company lacks a depth of managerial and technical personnel. The Company has no full-time employees and depends entirely upon the efforts of its founders for its operations. The Company believes that its future success depends in large part on its ability to attract, retain and motivate highly skilled management personnel. The Company has no plans to hire any management personnel unless greater than the Minimum Offering is sold, and there can be no assurance that the Company will succeed in attracting such management personnel.

     CONFLICTS OF INTEREST. In October 1996, the Company entered into an agreement (the "CyberMall Agreement") with CyberMall Corporation, Inc. ("CyberMall") to design, produce and maintain the Company's Site. CyberMall is owned by Messrs. Gilchrist and Buettner. CyberMall has been paid $39,145 of fees and expenses pursuant to the CyberMall Agreement through May 31, 1997. In the event the Maximum Offering is completed, the business of the Company will require the full time and attention of Messrs. Gilchrist and Buettner, and consequently the CyberMall Agreement will terminate and Messrs. Gilchrist and Buettner will become employees of the Company. In the event the Minimum Offering is completed, CyberMall will be paid $72,000 annually for administrative services, plus reimbursement of reimbursable expenses such as prize shipping costs, pursuant to the CyberMall Agreement.

     Up to $100,000 of the proceeds of this offering will be used to repay the Bridge Note (as hereinafter defined) held by FSF, Inc., an affiliate of Kathleen S. Sullivan, the Chief Financial Officer of the Company. See "Use of Proceeds" and "Certain Transactions."

     DEPENDENCE ON THE EFFORTS OF FOUNDERS. The Company currently has no employees and, therefore, the success of the Company will depend in large measure on the efforts and assistance of Messrs. Gilchrist and Buettner.
Messrs. Gilchrist and Buettner presently devote approximately one-third of their business time and attention to the Company. All of the officers of the Company currently maintain part- to full-time employment outside the Company and may not be able to devote sufficient attention to the Company to ensure its success until earnings justify additional time be devoted to the Company. Such outside employment may also create conflicts of interest. There is no assurance such conflicts could be resolved favorably for the Company; however, Texas corporate law requires all officers and directors of the Company to act according to their fiduciary duties to the stockholders. In the event the Maximum Offering is closed, Messrs. Gilchrist and Buettner will become full-time employees of the Company.

     PAYMENT OF DIVIDENDS. The Company has not paid dividends on its Common Stock to date and does not anticipate paying dividends on its Common Stock in the foreseeable future. There is no assurance that the Company's operations will generate net profits from which to pay cash dividends. Investors who anticipate the need of immediate income from an investment should not purchase the shares of Common Stock being offered hereby.

RISKS RELATED TO THE NATURE OF THE COMPANY'S BUSINESS

     DEPENDENCE ON CONTINUED GROWTH IN USE OF INTERNET. The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web. Rapid growth in the use of and interest in the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become widespread. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels
of Internet activity, or due to increased governmental regulation.   Changes in
or insufficient availability of telecommunications services to support the Internet could result in slower response times and adversely affect the usage of the Web and the Company's services. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially and adversely affected.

     COMPETITION ON THE INTERNET. The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. Management estimates that there are currently over 800,000 Web sites on the Internet. The cost of creating an Internet Web site is relatively low, thus increasing the likelihood that competition for impressions on the Internet will become even more intense, and that the Internet will become even more cluttered with sites, making the Company's Site difficult to find.

     ABILITY TO ATTRACT PAID ADVERTISERS. Because the Company expects to derive a substantial portion of its revenues from advertising, the future success of the Company is highly dependent on the development of the Internet as an advertising medium. Most of the Company's advertising customers will have only limited experience with the Web as an advertising medium, have not allocated a significant portion of their advertising budget for Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop significantly to support Web-based advertising as a significant advertising medium. The Internet industry is young and has few proven products and services. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of Internet advertising. If widespread commercial use of the Internet does not develop as an effective and measurable means for advertising, the Company's business, results of operations and financial condition will be materially and adversely affected.

     The Company's ability to generate advertising revenues will not only depend on advertisers' acceptance of the Internet as an attractive and sustainable medium, but also on the Company's ability to generate a large base of registered members and to provide member demographics that will be attractive to advertisers. The Company's ability to provide timely, accurate and pertinent data to potential advertisers will depend on its ability to collect high quality data through player registrations. If player receptivity to the Company's registration process is low or if the Company for any reason cannot rely on the integrity of the data it receives, the Company will not be able to provide high quality, useful data to potential advertisers.

     There is intense competition in the sale of advertising on the Internet. Competition among current and future providers of Web-based advertising, as well as competition with other traditional media for advertising placements, could result in significant price competition and reductions in advertising revenues.

     COMPETITION AMONG MARKET RESEARCH PROVIDERS. Overall, the technology-focused market research industry is highly competitive. The Company will compete directly with significant providers of (i) analyst-based, technology-focused market research (such as Intelliquest, Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.); (ii) survey-based, general market research (such as A. C. Nielsen Company, NFO Research, Inc., Information Resources, Inc. and The NPD Group, Inc.); and (iii) analyst-based general business consulting. Although only a few of these competitors have to date offered survey-based, technology-focused market research that competes directly with the Company's products and services, many of these competitors have substantially greater financial, information gathering and marketing resources than the Company and could decide to increase their resource commitments to the Company's market. Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets. There are few barriers to entry into the Company's market, and increased competition could adversely affect the Company's operating results. There can be no assurance that the Company will be able to compete successfully against existing or new competitors.

     ABILITY TO ATTRACT PLAYERS AND REGISTERED MEMBERS. The Company's future success depends upon its ability to deliver original and entertaining programming in order to attract members with demographic characteristics valuable to the Company's customers. Since October 1996 when operations began, membership has been built to approximately 10,500 at July 15, 1997. Management of the Company believes that it will need to obtain at least 25,000 members in order to have sufficient advertising and market revenue to operate the Site successfully. Management believes that this level of membership will be attainable with the Minimum Offering. With new registered members currently being added at the rate of 40 to 60 per day without marketing the Site, the Company estimates that it may be able to reach this level of membership within one year after closing the Minimum Offering. There can be no assurance that the Company's programming will be attractive to a sufficient number of users to generate market research and advertising revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its Site. Internet users can freely navigate and instantly switch among a large number of

Internet sites, making it difficult for the Company to distinguish its Site and attract users. If the Company is unable to develop programming that allows it to attract, retain and expand a loyal base of registered members, the Company will be unable to generate revenues, and its business, financial condition and operating results will be materially adversely affected.

     The market for computer and television entertainment-related products and the consumers utilizing them is highly competitive. The Company expects to encounter intense competition in the computer-game and television entertainment field, competing with companies that have been in existence for a longer period than the Company and have significantly greater financial, marketing, personnel and other resources than the Company. In addition, it is likely that competition for computer-game and television entertainment products will become even more intense with the expansion of game-related programs developed and marketed by such companies as Sony, Nintendo and SEGA. There can be no assurance that the development of the Company's Site will successfully attract a sufficient number of players and registered members to adequately provide for the Company's financial requirements. Failure to attract a sufficient number of players and registered members would have a material adverse effect on the Company's business, results of operations and financial conditions.

     ENHANCEMENT OF SITE AND DEVELOPMENT OF NEW PRODUCTS. To remain competitive, the Company must continue to enhance and improve the functionality and features of the Site, as well as other branded media properties that may be developed. There can be no assurance that the Company will be able to successfully achieve these goals. If only the Minimum Offering is completed, relatively few resources will be budgeted for research and development of new programs or enhancement of existing programs.

     Certain key elements of the Company's business strategy are the development and introduction of new programs and improved technology for its database.
There can be no assurance that the Company will be successful in developing or introducing such products or that such products will achieve market acceptance or enhance the Company's brand name recognition. Furthermore, enhancements of or improvements to the Company's Site or database may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence. Any failure of the Company to effectively develop and introduce these products, or failure of such products to achieve market acceptance, could adversely affect the Company's business, results of operations and financial conditions.

     TECHNOLOGICAL CHANGE. The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. The Company's future success will depend in significant part on its ability to continually improve the performance, features and reliability of its Site and database in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in doing so.

     RISK OF CAPACITY CONSTRAINTS AND SYSTEMS FAILURES. A key element of the Company's strategy is to generate a high volume of registered members and impressions. Accordingly, the performance of the Company's programs and database technology is critical to the Company's reputation, its ability to attract advertisers and to achieve market acceptance of these products. Any system failure that causes interruption or an increase in response time of the Company's products could result in less traffic to the Company's Site and, if sustained or repeated, could reduce the attractiveness of the Company's products to customers and players. The Company does not carry business interruption insurance to compensate the Company for losses that may occur. An increase in the volume of players and impressions could strain the Company's capacity, which could lead to slower response time or system failures, and adversely affect the number of impressions received by advertising and thus the Company's advertising revenues. In addition, as the number of Web users increases, there can be no assurance that the Company's products, media properties and infrastructure will be able to scale accordingly.

     ONLINE ORDER RISK. A key element of the Company's strategy is to expand and develop the online catalog of the products of the Company's advertisers. Online purchasing of goods and services by consumers is in an early stage of development and has been hindered to date by, among other things, a lack of widely accepted secure payment mechanisms. Failure to produce significant catalog sale revenues could have a material adverse effect on the Company.

     GOVERNMENT REGULATION. There are strict federal and state laws regulating prize fulfillment, free giveaways and sweepstakes. Failure by the Company to comply with such laws could have a material adverse impact on the Company. In addition, a number of legislative initiatives exist domestically and abroad that seek to regulate the electronic collection of data about persons. An increasing number of court cases have been brought seeking damages and injunctive relief for actions allegedly violating so-called "rights of privacy." The law in this area, both statutory and case law, is highly unsettled. No assurance can be given, therefore, that the Company will be allowed to continue to pursue existing or proposed products and services. The Company is not aware of the availability of any commercial insurance covering the risk of right to privacy actions. The personal information of registered members is not linked to the demographic information and is used by the Company only for prize fulfillment and tax reporting purposes. The Company believes that this limitation on the use of data minimizes the risk of invasion of a member's privacy.

     New laws and regulations could be adopted covering issues such as privacy, copyright infringement, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. Application to the Internet of existing laws and regulations governing issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. Application of any such laws and regulations could dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could have a material adverse effect on the Company's business, financial condition or operating results.

     Except as described above, the Company is not currently subject to direct regulation by any governmental agency in the United States, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. As a result of the increasing popularity and use of the Internet, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition.

     POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, seasonal trends in both Internet usage and advertising placements, the advertising budgets of advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes in the industry, technical difficulties, general economic conditions and economic conditions specific to the Internet and online media. Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

     TRADEMARKS AND PROPRIETARY RIGHTS. The Company has not registered any of its unique intellectual property, including all of its technologies, programs and tradenames. The Company relies on a combination of copyright, trademark and trade secret laws and third-party non-disclosure agreements to protect its intellectual property. There can be no assurance, however, that the steps taken by the Company to date to protect its intellectual property will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior systems, software or procedures. Use or infringement of the Company's intellectual property by others could have an adverse effect on the Company's business, results of operations and financial condition. See "Business -Intellectual Property."

RISKS RELATED TO THE OFFERING

     BEST EFFORTS OFFERING/NO FIRM COMMITMENT. The Common Stock offered hereby is offered by the Company on a "best efforts" basis. There is no underwriter and no firm commitment from anyone to purchase any of the shares offered. No assurance can be given that any or all of the shares will be sold.

     UNCERTAIN PUBLIC MARKET FOR SHARES/SHARES NOT LISTED. At present, the Company's Common Stock is not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. The Company will not list the shares on any exchange or on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") because it will not be able to meet the financial criteria for any such listing. Therefore, any investment in the Common Stock will be very illiquid. The Company does intend to post a list of potential buyers and sellers on the Company's

Site and to implement a matching system on its Site for potential buyers and sellers of the Common Stock; however, there can be no assurance that these efforts will create a viable market for the Common Stock. A purchaser of shares of Common Stock may find it difficult to resell such shares should he or she desire to do so. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept the Company's Common Stock as collateral for a loan.

     ARBITRARY OFFERING PRICE. The offering price of the Common Stock has been arbitrarily determined by the Company. There is not necessarily any relationship between the offering price of the Common Stock and the Company's book value, assets, earnings, net worth or other economic or recognized criteria of future value of the Company's Common Stock. In determining the offering price, the Company considered, among other things, valuations of comparable Internet early-stage companies, the Company's limited operating history, its limited financial resources, its growth and profit potential and the risk of investing in the Company.

     VOLATILITY OF STOCK PRICE. If a public market develops for the Common Stock, many factors will influence the market prices. The Common Stock will be subject to significant fluctuation in response to variations in operating results of the Company, investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to the Company's activities, future financial condition and management.

     BROAD DISCRETION AS TO USE OF PROCEEDS. The Company's management will have wide discretion as to the exact allocation and priority and timing of the allocation of funds raised in the offering. The allocation of the proceeds of the offering may vary significantly depending upon numerous factors, including the success that the Company has marketing its services. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the offering. Investors purchasing the Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment the subscribers must depend. See "Use of Proceeds."

     PENNY STOCK REGULATION. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

     BENEFITS TO PRESENT STOCKHOLDERS/DISPROPORTIONATE RISKS. Collectively, the existing shareholders of the Company own 900,000 shares of the Company's currently outstanding Common Stock, which was issued for consideration of $0.01 per share. If the Minimum Offering is sold, upon completion of the offering, present stockholders will own 90% of the then outstanding Common Stock, and investors in the offering will own the remaining 10%, for which they will have paid $500,000. If the Maximum Offering is sold, upon completion of the offering present stockholders will own 69.2% of the then outstanding Common Stock, and investors in the offering will own the remaining 30.8%, for which they will have paid $2,000,000. Thus, investors in the offering will contribute to the capital of the Company a disproportionately greater percentage than the ownership they receive.

     DILUTION. The currently outstanding Common Stock was issued for consideration of $0.01 per share, substantially less than the $5.00 per share to be paid by investors in the offering. Investors who purchase the shares of Common Stock sold in this offering will experience immediate substantial dilution in the book value of the Common Stock that they acquire of $4.69 per share (or 94%) if the Minimum Offering is sold, and of $3.64 per share (or 73%) if the Maximum Offering is sold, which amounts represent the respective differences between the net tangible book per share of the Common Stock after the offering and the initial public offering price of $5.00 per share. See "Dilution."

     POTENTIAL ISSUANCE OF ADDITIONAL COMMON AND PREFERRED STOCK. The Company is authorized to issue up to 8,000,000 shares of Common Stock, of which no more than 1,300,000 shares will be issued and outstanding upon completion of this offering. To the extent of such authorization, the Board of Directors of the Company will have the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Common Stock offered hereby. The Company is also authorized to issue up to 2,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. To the extent of such authorization, such designations may be made without shareholder approval. The Board of Directors has not designated any series or issued any shares of preferred stock. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock offered hereby and might have voting or conversion rights which could adversely affect the voting power of the Common Stock. See "Description of Securities."

     SHARES ELIGIBLE FOR FUTURE SALE. All of the 900,000 shares of Common Stock currently outstanding were offered and sold by the Company in private transactions in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, all of such shares are "restricted securities" as defined by Rule 144 under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. In general, under Rule 144 as currently in effect a person (or persons whose shares are required to be aggregated), including any affiliates of the Company, who beneficially owns restricted shares for a period of at least one year is entitled to sell within any three month period shares equal in number to the greater of (i) one percent of the then outstanding shares of Common Stock (13,000 shares if the Maximum Offering is sold) or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Commission. The seller must also comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are required to be aggregated) who is not, at the time of sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares without regard to notice, manner of sale, public information or the volume limitations described above. Shares of Common Stock will first become eligible for resale under Rule 144 in October 1998, assuming the other requirements of Rule 144 are met.

     As of the date of this Prospectus, options to purchase 35,000 shares of the Company's Common Stock are outstanding. See "Management--Stock Options."
 No prediction can be made as to the effect, if any, that future sales of the Common Stock issuable upon exercise of these options, future sales of the above described outstanding Common Stock, or the availability of such Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of such Common Stock in the public market, or the perception that such sales could occur, could adversely affect the then prevailing market price.

     Certain states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws have required, as a condition of such qualification, that the shares of Common Stock held by promoters and greater than 5% shareholders be held in escrow for a period of time, with shares eligible to be released from escrow upon the achievement of certain earnings measures or the passage of time. Accordingly, 85% of the 900,000 shares currently outstanding, an aggregate of 765,000 shares, will be deposited in escrow. See "Shares Eligible for Future Sale."

      LIMITED LIABILITY OF OFFICERS AND DIRECTORS. The Company's Articles of Incorporation provide that to the fullest extent permitted by Texas law, no director shall be personally liable to the Company or its shareholders for monetary damages for acts or omissions that occur in the directors' capacity as directors, except for acts or omissions for (i) a breach of the duty of loyalty to the Company or its shareholders; (ii) a bad faith breach of a director's duty to the Company, intentional misconduct, or a knowing violation of the law; or (iii) transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office. Under the Texas Business Corporations Act (the "TBCA") this provision of the Articles of Incorporation relieves the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the director's duty of loyalty;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) transactions in which the director received an improper benefit. In addition, subject to the same provisions set forth above, the Company's

Bylaws provide that persons employed by or agents of the Company may be indemnified to the same extent as directors of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       DETERMINATION OF OFFERING PRICE

     The offering price of the Common Stock offered hereby has been arbitrarily determined by the Company, and should not be viewed as an indication of the actual value of the Company. There is not necessarily any relationship between the offering price of the Common Stock and the Company's book value, assets, earnings, net worth or other economic or recognized criteria of future value of the Company's shares. In determining the offering price, the Company considered, among other things, valuations of comparable Internet early-stage companies, the Company's limited operating history, its limited financial resources, its growth and profit potential and the risk of investing in the Company. Each prospective investor should make an independent evaluation of the fairness of such price. See "Plan of Distribution."


                         LIMITED STATE REGISTRATION

     Only residents of those states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws may purchase shares in this offering. Each potential investor will be required to execute a subscription agreement which, among other things, requires the potential investor to certify his or her state of residence. A potential investor who is a resident of a state other than a state in which the Common Stock offered hereby has been qualified for sale may request that the Company register the shares in the state in which such investor resides, however, the Company is under no obligation to do so and may refuse any such request.

                               USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock offered hereby (after offering expenses, but not considering any selling commissions or concessions that may be paid by the Company) are estimated to range from $425,000 if the Minimum Offering is sold to $1,890,000 if the Maximum Offering is sold. The Company intends to use the net proceeds of this offering as set forth below. See "Plan of Operation."

                                              APPROXIMATE                   APPROXIMATE
                                   MINIMUM   PERCENTAGE OF      MAXIMUM    PERCENTAGE OF
                                   OFFERING   NET PROCEEDS      OFFERING    NET PROCEEDS
                                   --------  -------------      --------   -------------
Repayment of bridge financing(1)   $100,000      23.5%         $  100,000       5.3%
Personnel:
     Administrative                  15,600       3.7              83,950       4.4
     Sales                           18,000       4.2             117,000       6.2
     Technical                       41,500       9.9             184,350       9.8
Management fees(2)                   72,000      16.9                  --       0.0
Monthly overhead                     24,000       5.6              41,850       2.2
Marketing                            37,800       8.9             680,450      36.0
Professional services(3)             68,000      16.0              84,000       4.4
Technical equipment                   8,500       2.0              34,000       1.8
Research and development                 --       0.0             179,500       9.5
Working capital                      39,600       9.3             384,900      20.4
                                   --------     ------         ----------     -------
     Total                         $425,000     100.0%         $1,890,000     100.0%
                                   --------     ------         ----------     -------
                                   --------     ------         ----------     -------

----------------
(1) The bridge financing is evidenced by a promissory note (the "Bridge Note") that bears interest at an annual rate of 10% and is payable on demand. See "Certain Transactions." As of May 31, 1997, $65,628 was outstanding under the Bridge Note.
(2)  Payable to CyberMall pursuant to the CyberMall Agreement.
(3) Includes accounting and legal services, including legal fees relating to registration of the Company's trademarks.

     The foregoing represents the best estimate by the Company of its use of net proceeds based upon present planning and business conditions. The proposed application of proceeds is subject to change as market and financial conditions change. Although the Company does not contemplate material changes in the proposed use of net proceeds, to the extent the Company finds that adjustment is required by reason of changing business conditions or other changes, the amounts shown may be adjusted among the intended uses.
For a discussion of the expected use of proceeds in the event more than the Minimum Offering but less than the Maximum Offering is sold, see "Plan of Operation."

     All proceeds from the sale of the Common Stock offered hereby will be deposited into the Escrow Account. After release from escrow, the proceeds will be invested by the Company in short-term obligations of the U.S. government, its agencies and divisions, pending the uses described above.


                                DIVIDEND POLICY

     The Company has not paid or declared cash distributions or dividends to date and does not intend to pay cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain all earnings, if any, to finance the development and expansion of its operations. The declaration of cash dividends in the future will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements and other relevant factors.

                                   DILUTION

     The net tangible book value of the Company as of May 31, 1997 was ($118,360), or approximately ($0.13) per share of Common Stock outstanding at that date. Net tangible book value per share represents the amount of the Company's shareholders' equity less intangible assets, divided by the number of shares of Common Stock outstanding. As of May 31, 1997, the Company had intangible assets with a net book value of $33,288. Net tangible book value per share dilution represents the difference between the amount per share paid by purchasers of Common Stock in the offering and the pro forma net tangible book value per share after the offering.

     The following tables set forth, assuming the sale of both the Minimum Offering and the Maximum Offering, the difference between the existing shareholders and the purchasers of Common Stock in the offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.


                           SALE OF MINIMUM OFFERING(1)

                              SHARES PURCHASED    TOTAL CONSIDERATION
                          ----------------------  --------------------
                                                                         AVERAGE PRICE
                            NUMBER      PERCENT    AMOUNT    PERCENT       PER SHARE
                          ---------     -------   --------   -------       --------
Existing Shareholders(2)    900,000      90.0%    $  9,000     1.8%          $0.01
New Investors               100,000      10.0      500,000    98.2            5.00
                          ---------     -------   --------   -------
          Total           1,000,000     100.0%    $509,000   100.0%
                          ---------     -------   --------   -------
                          ---------     -------   --------   -------

----------------
(1) Assumes the sale of 100,000 shares.
(2) Excludes 35,000 shares of Common Stock issuable upon the exercise of currently exercisable stock options. See "Management--Stock Options."


                          SALE OF MAXIMUM OFFERING(1)

                              SHARES PURCHASED      TOTAL CONSIDERATION
                          ----------------------    --------------------
                                                                           AVERAGE PRICE
                            NUMBER      PERCENT      AMOUNT    PERCENT       PER SHARE
                          ---------     -------     --------   -------       --------
Existing Shareholders(2)    900,000       69.2%    $    9,000     0.4%         $0.01
New Investors               400,000       30.8      2,000,000    99.6           5.00
                          ---------     -------    ----------  -------
          Total           1,300,000      100.0%    $2,009,000   100.0%
                          ---------     -------    ----------  -------
                          ---------     -------    ----------  -------

----------------
(1) Assumes the sale of 400,000 shares.
(2) Excludes 35,000 shares of Common Stock issuable upon the exercise of currently exercisable stock options. See "Management--Stock Options."

     After giving effect to the sale by the Company of the Minimum Offering and the Maximum Offering at a purchase price of $5.00 per share as of May 31, 1997, the pro forma net tangible book value of the Company, the increase in net tangible book value to the existing shareholders and the decrease in net tangible book value to the existing shareholders and the decrease in net tangible book value to purchasers of shares in the offering are summarized in the following table:

                                                              MINIMUM   MAXIMUM
                                                              -------   -------
Offering price per share                                       $5.00     $5.00
Net tangible book value per share at May 31, 1997(1)          ($0.13)   ($0.13)
Pro forma net tangible book value per share after the
   offering                                                    $0.31     $1.36
Net tangible book value increase to existing shareholders
   after the offering                                          $0.44     $1.49
Net tangible book value decrease (dilution) to purchasers
   of shares in the offering                                   $4.69     $3.64
Percentage dilution to new shareholders                           94%       73%

----------------
(1)  Calculated based on 900,000 shares outstanding.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 31, 1997 on an actual basis and as adjusted to give effect to (i) the sale of the Minimum Offering and the Maximum Offering at a public offering price of $5.00 per share, and (ii) the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Summary Financial Data" and the Financial Statements of the Company appearing elsewhere in this Prospectus.

                                                                  MAY 31, 1997
                                                         ------------------------------
                                                         ACTUAL       AS ADJUSTED
                                                         -------   --------------------
                                                                   MINIMUM     MAXIMUM
                                                                  ---------   ---------
Current liabilities                                      121,700      -           -
                                                        ---------
                                                        ---------
Long-term debt                                              -         -           -
Preferred Stock, $0.10 par value, 2,000,000 shares
 authorized, none issued and outstanding                    -         -           -
Common Stock, $0.01 par value, 8,000,000 shares
 authorized, 900,000 shares issued and
 outstanding actual; 1,000,000 shares issued and
 outstanding, as adjusted if the Minimum
 Offering is sold, and 1,300,000 shares issued
 and outstanding, as adjusted if the Maximum
 Offering is sold                                       $  9,000   $  10,000  $   13,000
Additional paid-in capital                                93,975     517,975   1,982,975
Additional paid-in capital--stock options                 20,496      20,496      20,496
Accumulated deficit                                     (151,048)   (151,048)   (151,048)
                                                        ---------  ---------- -----------
 Total stockholders' equity                             ($27,577)  $ 397,423  $1,865,423
                                                        ---------  ---------- -----------
 Total capitalization                                   $ 94,123   $ 397,423  $1,865,423
                                                        ---------  ---------- -----------
                                                        ---------  ---------- -----------

                              PLAN OF OPERATION

OVERVIEW

     The Company was organized and began operations in October 1996 by developing its Internet Site called "TheGameMaster.com". The Company is currently still in the development stage and has generated limited, in-kind revenues to date from the sponsors of its entertainment programming. Currently, the Company operates three interactive entertainment programs on the Site of the six programs that have been developed. One of these programs is an audience program currently scheduled for only one hour per week. See "Business--The Programming." No revenue has been generated from the Company's marketing activity or catalog sales.

     The Company's Plan of Operation for the next 12 months is dependent upon whether the Minimum or Maximum Offerings are achieved. Management believes that the Minimum Offering will be sufficient to sustain the Company until client revenues are realized. See "Use of Proceeds."

PLAN OF OPERATION

     The Company seeks to expand and maintain its existing Site, with the objective of building a loyal audience. In the short term, the Company is focused on developing interactive television-style programs that will attract and keep the interest of members, thereby increasing the size and value of the Company's database of demographic information. Management of the Company believes that it will need to obtain at least 25,000 members in order to have sufficient advertising and market research revenue to operate the Site successfully. With new registered members currently being added at the rate of 40 to 60 per day without marketing the Site, the Company estimates that it may be able to reach this level of membership within one year after closing the Minimum Offering. Constant development is an integral part of the Company's strategy. Changing the content of the existing Site, introducing new attractions to the Site, and introducing a variety of prizes are paramount in attracting a loyal audience.

     If the Minimum Offering is closed, the Company will hire the necessary staff to expand the availability of its scheduled audience programming, to activate three additional programs that have already been developed, and to attract additional sponsors. The Company will add additional personnel in the areas of prize fulfillment and administration. The addition of personnel in these two areas will allow the Company to increase sales and marketing efforts. It is anticipated that three new employees will be hired initially. Because the Minimum Offering will not provide sufficient capital to employ the management team on a full-time basis, management of the Company will continue to be obtained on a part-time basis through the CyberMall Agreement.
 It is anticipated that Messrs. Gilchrist and Buettner will continue to dedicate approximately one-third of their time to the Company if the Minimum Offering is closed. See "Use of Proceeds" and "Certain Transactions."

     If the Maximum Offering is closed, the Company will be engaged in expanded research and development, which will result in introducing new programs and improving the on-line catalog. New technologies such as Shockwave and Java will be included in the research and development efforts, resulting in new features and enhanced performance of existing programs. In the event the Maximum Offering is completed, the business of the Company will require the full time and attention of Messrs. Gilchrist and Buettner, and consequently the CyberMall Agreement will terminate and Messrs. Gilchrist and Buettner will become employees of the Company. See "Use of Proceeds" and "Management--Executive and Director Compensation."

     The Company markets its Site to various Internet Web sites, directories and listing services. Additionally, the Company has initiated a banner advertising program across the Internet. The Company plans to market the Site via print and electronic media. The Company's focus concerning market research will be on building the Company's member database to a statistically significant size. To accomplish this task, the Company has developed a marketing strategy that incorporates promotion and targeted Internet advertising. If the Maximum Offering is closed, these efforts will be increased, and the Company will also engage a public relations firm to aid in making the Site a recognized name in Internet entertainment. The Company does not anticipate significant market research revenues can be realized until the Company's database has been significantly increased through the attraction of a large audience to its programming.

     In the event that more than the Minimum Offering but less than the Maximum Offering is closed, management of the Company intends to focus additional capital first on marketing the Site to potential new members by increasing its advertising expenditures. As the number of registered members increases, the Company will then focus additional capital on marketing to potential sponsors by increasing advertising and increasing the Company's sales force, both to increase advertising revenues and to begin receiving market research revenue. The third priority for use of capital, to be undertaken if sufficient funds either from the offering or from cash flow have been obtained to accomplish the first two priorities, is research and development of programming for the Site and Site enhancement.

                                   BUSINESS

OVERVIEW

     The Company is engaged in the creation, design, development and operation of an interactive entertainment site on the Internet, located at www.TheGameMaster.com (the "Site"). Internet users may access the Site and play games for no charge. Before playing a game on the Site, however, each user must complete a one-time registration process that requires the user to answer a series of lifestyle and demographic questions. The detailed data collected from members is maintained by the Company in a database called DeliveryMaster-TM-. The DeliveryMaster-TM- database is the foundation from which the Company's revenues are to be generated.

     The Company projects three primary sources of revenue: market research sales, advertising sales and on-line catalog sales. To date, the Company has had only limited advertising sales (all of which have been in the form of contributed prizes), no catalog sales and no market research sales, and, other than agreements with advertising customers to provide prizes in exchange for advertising, has no formal or informal agreements with any clients to purchase any such services.

     The Company's long-term objective is to become a leading provider of demographic, lifestyle and consumer information. Initially, this goal will be accomplished by attracting members through interactive entertainment programming on the Internet. In the future, the Company intends to position itself for the convergence of the computer and other media technologies, such as television, into a central entertainment access vehicle with direct audience interaction, applying the Company's data collection model to new communication technologies as they emerge.

     Initially, the Company expects that a significant portion of its revenues will come from advertising and on-line catalog sales. The advertising will consist of both general and targeted full-page and banner advertising on game sites. "General" advertising is not directed at a specific audience and "targeted" advertising is directed at a specific audience through demographic and lifestyle filters utilizing the Company's database obtained from its members. The Company also expects to obtain revenues from on-line sales of products of the various sponsors. Sales will be made only to individuals who have registered to play games.

INDUSTRY BACKGROUND

     CREATION OF A MASS COMMUNICATION MEDIUM

     The Internet is a world wide collection of computer networks made up of millions of private and public computers linked through the World Wide Web (the "Web"). The Internet was initially used by academic institutions and government agencies for quick and efficient communication. The proliferation of personal computers, along with technological advances and the development of graphical browsers, have allowed for the commercialization of the Internet. The Internet provides an interactive environment that allows for the exchange of graphic and textual information to millions of users.
Through the development and acceptance of Web browsers and search engines, the Internet has become easily accessible.

     Rapid growth in the number of Internet users has resulted in the development of an emerging new mass communications medium. Industry sources estimate the current number of households in the United States using the Internet to be 15 million, which is approximately 15% of the 99 million households in the United States. According to information published by International Data Corporation, the projected number of Internet users by the year 1999 is 200 million.

     ADVERTISING ON THE INTERNET

     According to Jupiter Communications, more than 900 Web sites offer advertising space. The current advertising model on the Internet involves advertisements that scroll across the bottom of the screen ("banner advertisements") that deliver a message to a general audience. The advertiser is charged for the number of times the banner is viewed ("impressions"). New improvements to the current banner advertising model include targeted audience delivery of the advertiser's message. Internet advertising generated approximately $267 million in 1996. Jupiter Communications projects Internet advertising revenue to reach $5 billion annually by the year 2000. Of the Internet sites which generated advertising revenue in 1996, Jupiter Communications reported that the top ten sites in the third quarter accounted for approximately 64% of all revenue.

These sites were Netscape, Yahoo!, Infoseek, Excite, Lycos, CNET, WebCrawler, ZDNet, Magellan and ESPNet (SportsZone). Web advertisers include Ford Motor Company, Toyota, Colgate, Proctor and Gamble, Microsoft, Pizza Hut, ESPN and Levi Strauss.

     Management believes that advertisers desire more responsive and accountable advertising systems for use on the Internet. General advertising message delivery to unqualified audiences through "push" advertising is being largely replaced with targeted message delivery to interested and qualified
audiences through "pull" advertising.   "Push" advertisements are aimed at
general audiences and require no interaction with the advertiser. "Pull" advertisements are aimed at specific audiences of targeted user profiles that provide the facility for audience interaction.

     CATALOG SALES THROUGH THE INTERNET

     Forrester Research estimates that approximately $518 million of goods and services were purchased on-line in 1996. Forrester forecasts on-line sales for the year 2000 to be over $6 billion. The variety of companies that sell through the Internet include Amazon.com (books), Music BLVD, 1-800-Music Now, C.D. World, Video Online Express, J.Crew, J.C. Penny, L.L. Bean, Spiegel, Lands End, Dell Computers, CyberWarehouse, The Sharper Image, 1-800-Flowers, AOL and Yahoo.

     CONVERGENCE OF THE PERSONAL COMPUTER AND OTHER TECHNOLOGY ACCESS VEHICLES

     The computer, the television set and other technology are forecasted to converge, creating a central entertainment vehicle that can access multiple entertainment media, including interactive television programming and the Internet. In December 1996, several companies began selling products that link the television to the Internet. This movement has the potential to radically alter the Internet user base through expanded audience size.
Access to the Internet through the television is expected to produce a large audience and erode traditional advertising revenues. Companies that are currently marketing products to allow the user to access the Internet via the television include WEBTV, Magnavox, Sony, Zenith, Akai, Bandai, Diba and SEGA.

THE GSC OPPORTUNITY

     The Company believes that successful Internet advertising requires direct and meaningful interaction between buyers and sellers. The Company's entertainment programs have been designed to allow for this interaction in a fun environment. Advertisers will receive data based upon interaction with consumers and potential customers through one-on-one surveys, and through the delivery of highly targeted messages. Advertisers will also obtain sales through the Company's on-line catalog on the Site.

     MARKET RESEARCH

     The Company currently offers clients two market research models and intends to develop additional market research models in the event that the Maximum Offering is consummated. The Company has designed an interactive survey model in the form of a "slot machine" game that resides on the Site. Consumers answer survey questions designed by the client and are rewarded with "tokens" for each question completed. These tokens are then used to "spin" the slot machine. Slot machine winners receive prizes offered by the client. The slot machine gathers survey results and demographic information about the registered members answering the questions. The Company also offers an e-mail survey model that gives clients the ability to ask questions of individuals in the DeliveryMaster-TM- database through a targeted e-mail program. Clients create specific queries that the Company e-mails to targeted demographic profiles in the existing DeliveryMaster-TM- database.

     ADVERTISING

     At present, various mediums exist for advertisers. Until the advent of the Internet, reaching a preferred demographic profile was often difficult and expensive. Most advertising vehicles have no mechanism for targeted message delivery. Only through specialty publications, direct mail and other limited media can a targeted audience be reached. Even in these situations, only a small percent of the audience actually meet advertiser's desired profiles. The Internet offers the ability to ask questions of the audience. By collecting lifestyle and demographic information, a profile can be created that can be matched with the desired audience profiles of the advertisers. This process allows direct one-to-one message delivery to the actual target market. The delivery of this information can be tracked to see which potential customers were reached, and how many times. The Company believes that this type of tracking creates the accurate and accountable measuring systems that advertisers are demanding.

     The Company's advertising sales efforts are concentrated on consumer product companies that desire to reach a highly targeted audience. Advertisers are offered general market delivery and targeted market delivery.
 General market delivery is available to the entire population of the Company's registered members. Targeted market delivery offers the advertiser the ability to use "target filters" generated through the lifestyle questions in the registration process. By choosing multiple filters, an advertiser can narrow the message delivery to specific audiences.

     FULL-PAGE ADVERTISEMENTS. A full-page advertisement is similar to the advertisement experienced in traditional print media and is offered to the Company's program sponsors. The member is exposed to a scrollable, full color advertisement. The full-page advertisement is reinforced with several banner advertisements on succeeding pages. The prize that is awarded may also be the sponsor's. Full-page advertisements may be either general or targeted. Pricing of targeted advertisements is based upon the number of filters utilized to identify the potential customer.

     BANNER ADVERTISEMENTS. Banner advertisements appear on the screen while a visitor to the Site is viewing other information. Banner advertisements may be either targeted or general.

     CUSTOMIZED ADVERTISING. The Company believes that advertising income can be enhanced by offering specifically tailored advertising vehicles and game programs to particular sponsors. These custom packages could involve customizing the Company's existing advertising products and games or integrating the Company's games into a customer's Web site. This capability, coupled with additional target filtering, would create products meeting a customer's own specifications.

     ON-LINE CATALOG SALES

     The Company offers advertisers the ability to sell products to its registered members directly through its on-line catalog, called PrizeCatalog-TM-. The PrizeCatalog-TM- on-line catalog may be accessed directly at www.PrizeCatalog.com or through the Site. The products and services are offered for sale only to the Company's registered members, and are bought by the Company at wholesale and resold at retail or a discounted retail depending on special promotions being run. Upon receipt of an order, the sale is fulfilled directly by the sponsor. PrizeCatalog-TM- serves as an on-line retailer of products and services, without a fulfillment center (the Company will keep no inventory). PrizeCatalog-TM- has a shopping cart system and "secure server" for purchase of any product in the catalog. Visa, MasterCard, Digicash and CyberCash will be accepted for payment.

     Management believes that catalog sales will be driven by the size of the registered member base, their propensity for mail order and online shopping, the depth and scope of products offered for sale and product pricing. Management believes that depth and uniqueness of product offerings will make PrizeCatalog-TM- attractive. In addition, because the products available for sale will also be given away as prizes through the games, members will have constant reinforcement of the existence and content of PrizeCatalog-TM-. The demographic profile of the Company's registered database indicates that approximately 55% of it members shop via mail order or online, thereby demonstrating the propensity to purchase directly. By offering a variable schedule of discounts and specials, the Company can create an atmosphere through PrizeCatalog-TM- that encourages shoppers to regularly visit the Site to see what specials are coming and when. The Company plans to market the catalog via targeted direct mail advertisements focused on certain demographic profiles of proven mail order buyers.

DATABASE

     The DeliveryMaster-TM- database is the Company's proprietary database of registered members and their demographic and lifestyle information. Members must complete a one time registration profile form that asks 22 questions, such as gender, age group, education, interests, sports, income range, occupation, family size, marital status, hobbies, music, Internet related information, computer system information, and personal tastes in mail-order activities. Additional information can be gathered through pop-up questions and incentive programs designed to reward members for providing additional information. This profile provides a detailed demographic picture of each member. This detailed demographic information will be used to match appropriate advertisers with appropriate potential buyers, giving advertisers exposure to a very detailed and targeted market through targeting filters.

THE PROGRAMMING

     The Company's primary programming design strategy is to design interactive entertainment programming that only requires the functions contained in the "normal" Internet browser software utilizing standard Hyper Text Markup Language ("HTML") commands. This design strategy allows 93% of the potential market of Internet users access to the Site. The Company has designed six programs utilizing proprietary software. In the event the Maximum Offering is completed, the Company intends to develop entertainment programming taking advantage of new technology improvements and reduced restrictions on communication speeds. Special programs will be available to those Internet users with system capabilities that allow Java, Shockwave, streaming video and audio and other plug-in technologies. These programs will be versions of the HTML programs initially presented.

     Management believes that the Company's Site is the first interactive Internet site to provide both passive and moderated game programs in which participants can win instant prizes. The Company's moderated programs provide television-style programming in an interactive environment that allows a large audience to "watch" the programs, with contestants being called from the audience. In addition to the entertainment value of watching the game as a television-style experience, there is an incentive to participate as a result of the possibility of winning a prize. Prizes are awarded both during and at the conclusion of each program. Below is a description of the six interactive programs the Company has developed to date.

     COMEONDOWN!!-TM- is an audience program currently offered for one to two hours each week. Currently, up to 50 people can participate at one time. Management believes that this game is the Internet's first television-style audience based program. Contestants are randomly chosen from the audience and called into the game for their chance to win prizes. After each round at least one new audience member is asked to participate for his or her chance to win. Members register for COMEONDOWN!!-TM- based on a posted schedule. Audience programming can be scheduled for either 30 or 60 minute playtime depending on the game. Members may enter the PLAYERSLOUNGE-TM- chat room while waiting for the next game to start. Multiple games are involved in COMEONDOWN!!-TM- such as TRIVIALMATTERS-TM-, PENNYWISE-TM-, and TRICTRAX-TM-.

     SLOTS-OF-LUCK-TM- is an individual play program currently active on the Site. Players play SLOTS-OF-LUCK-TM- by inserting "tokens." These tokens are gathered while participating on the Company's Web Site. An account is automatically kept for each member. Variable numbers of tokens are awarded at various times for completion (win or lose) of other programs, as consolation prizes, and for being in the PLAYERSLOUNGE-TM- chat room. Each token is good for one try at SLOTS-OF-LUCK-TM-. Tumblers on the slot machine contain graphics of sponsors' logos, with associated prizes for getting three of the same logos in a row. Tokens have no monetary value. The sole vehicle for receiving tokens is game play resulting in an incentive to play games, to receive tokens and to spin for other prizes.

     TRIVIALMATTERS-TM- is an individual play program currently active on the Site and an audience program on COMEONDOWN!!-TM-. Ten questions are posed in a selected category (i.e., science, geography, sports, history, entertainment). Players' final scores are added to the prize pool. Each day's high scorer wins a prize. Daily winners are also eligible for weekly and monthly prizes.

     TRICTRAX-TM- is an individual play program and an audience play program for COMEONDOWN!!-TM-. This program is currently inactive because of lack of a sponsor. After selecting a category (i.e., classical, classic rock, country & western, pop), participants are given a question and a clue. Players then download TRICTRAX-TM- audio clips in the form of WAV files, listen to the audio clip, and attempt to answer the question, giving the name of the artist, song name or both. The final score is added to a TRICTRAX-TM-prize pool, from which winners are named daily, weekly and monthly.

     PENNYWISE-TM- is an individual play program and an audience play program for COMEONDOWN!!-TM-. This program is currently inactive because of lack of a sponsor. The participant receives a credit card and chooses a category (i.e., big boy's toys, trendy fashions, appliances or cars). The participant is then given a description and shown a picture of the product.
Participants must then guess the price of the product to the nearest penny. The difference between the answer and the exact price will be added to the credit card account. The lowest total balance each day, week and month will win.

     SEARCHPARTY-TM- is an individual play program that is not active because of lack of a sponsor. This Web-wide scavenger hunt requires players to track down clues and graphics that are hidden all over the Web. Participants are given a list of clues and riddles that help direct the participant's "surfing" of the Web for answers to questions. SEARCHPARTY-TM- will also be available in a children's version for educational purposes. Participants must answer the riddle to win.

     The Company currently gives away prizes donated by sponsors that have an average retail value of $35.00. These prizes include food, clothing, music (CD's and tapes), electronic items and computer related products. Sponsors that have participated in TheGameMaster programs include Lisa's Gourmet Snacks, Mayacamas Foods, Rossi Pasta, System Design Solutions, Antones Records, Olglio Records, The Spy Exchange, West Indies Connection, Buckeye Beans, The Video Professor, Off The Wall Magnetics and Glyph Quest.

INTELLECTUAL PROPERTY

     The Company has no registered trademarks or copyrights. The Company relies on a combination of copyright, trademark and trade secret laws and third-party non-disclosure agreements to protect its intellectual property. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for the Company's original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide any competitive advantage to the Company.

     Management of the Company intends to use a portion of the proceeds of this offering to register certain trademarks and service marks owned by the Company, including the "GameMaster" trade name. There can be no assurance that the Company will be able to secure registration for any of its marks.

     The Company intends to file patent applications with respect to certain of its software systems, methods and related technologies, but there can be no assurance that such applications will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage for the Company. In addition, the Company relies on certain technology licensed from third parties, and may be required to license additional technology in the future. The Company's ability to generate revenues from Internet commerce may also depend on data encryption and authentication technologies that the Company may be required to license from third parties. There can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could have a material adverse effect on the Company's business, financial condition or operating results.

     Policing unauthorized use of the Company's proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford the Company little or no effective protection of its intellectual property. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against the Company or claim that the Company's use of certain technologies violates a patent. The Company anticipates an increase in patent infringement claims involving Internet-related technologies as the number of products and competitors in this market grows and as related patents are issued. Further, there can be no assurance that third parties will not claim that the Company has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights in connection with its Internet content or programming. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require the Company to enter into costly royalty or licensing arrangements or prevent the Company from using important technologies or methods, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

     As a publisher and a distributor of content over the Internet, the Company also faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. Such claims have been brought, and sometimes successfully pressed, against online services. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition or operating results.

REGULATION AND LICENSES

     There are strict federal and state laws regulating prize fulfillment, free giveaways and sweepstakes. Management of the Company believes that it is in substantial compliance with all such regulations. From time to time, the Company's programming or prize structure may be modified to accommodate prize fulfillment rules.

     New laws and regulations could be adopted covering issues such as privacy, copyright infringement, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. Application to the Internet of existing laws and regulations governing issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. Application of any such laws and regulations could dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could have a material adverse effect on the Company's business, financial condition or operating results.

     In addition, a number of legislative initiatives exist domestically and abroad that seek to regulate the electronic collection of data about persons.
An increasing number of court cases have been brought seeking damages and injunctive relief for actions allegedly violating so-called "rights of privacy." The law in this area, both statutory and case law, is highly unsettled. No assurance can be given, therefore, that the Company will be allowed to continue to pursue existing or proposed products.

     Other than described above, the Company is not currently subject to direct regulation by any governmental agency in the United States, other than regulations applicable to businesses generally.

COMPETITION

     The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. Management estimates that there are currently over 800,000 Web sites on the Internet. The cost of creating an Internet Web site is relatively low, thus increasing the likelihood that competition for impressions on the Internet will become even more intense, and that the Internet will become even more cluttered with sites, making the Company's Site difficult to find.

     There is intense competition in the sale of advertising on the Internet among current and future providers of Web-based advertising, as well as with other traditional media for advertising placements. According to Jupiter Communications, more than 900 Web sites offer advertising space. See "Business--Industry Background--Advertising on the Internet." Many of the Company's competitors have been in existence for a longer period than the Company and have significantly greater financial, marketing, personnel and other resources than the Company.

     Overall, the technology-focused market research industry is highly competitive. The Company will compete directly with significant providers of
(i) analyst-based, technology-focused market research (such as Intelliquest, Gartner Group, Inc., META Group, Inc. and Forrester Research, Inc.);
(ii) survey-based, general market research (such as A. C. Nielsen Company, NFO Research, Inc., Information Resources, Inc. and The NPD Group, Inc.); and
(iii) analyst-based general business consulting. Although only a few of these competitors have to date offered survey-based, technology-focused market research that competes directly with the Company's products and services, many of these competitors have substantially greater financial, information gathering and marketing resources than the Company and could decide to increase their resource commitments to the Company's market. Moreover, each of these companies currently competes indirectly, if not directly, for funds available within aggregate industry-wide market research budgets.

     The market for computer entertainment-related products and the consumers utilizing them is also highly competitive. The Company expects to encounter intense competition in the computer-game entertainment field, competing with companies which have been in existence for a longer period than the Company and have significantly greater financial, marketing, personnel and other resources than the Company. In addition, it is likely that competition for computer-game entertainment products will become even more intense with the expansion of game-related programs developed and marketed by such companies as Sony, Nintendo and SEGA.

EMPLOYEES

     The Company currently has no employees. If the Minimum Offering is sold, the Company intends to initially hire three employees, none of whom will be founders. If the Maximum Offering is sold, the Company intends to initially hire ten employees, including Messrs. Gilchrist and Buettner. See "Management."

PROPERTIES

     The Company shares office space in Austin, Texas at no cost with CyberMall, an Internet site development and management company owned by Roderick E. Gilchrist and Joshua E. Buettner, both officers, directors and shareholders of the Company. The Company maintains no other physical premises.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

          NAME                AGE    POSITION
     Roderick E. Gilchrist    49     Chairman of the Board and Chief Executive
                                     Officer
     Joshua E. Buettner       32     Chief Operating Officer and a Director
     Kathleen S. Sullivan     37     Chief Financial Officer and a Director
     Stephen P. Colmar        41     Secretary and a Director
     David B. Foreman         37     Director


     RODERICK E. GILCHRIST, a founder of the Company, has been a director and the Chief Executive Officer of the Company since October 1996. Mr. Gilchrist is also currently President and a shareholder of CyberMall, which he co-founded in June 1995. From September 1989 to May 1993, Mr. Gilchrist was founder and President of LapPaq Computer Corporation, an original equipment manufacturer of notebook computers with sales in the United States and several foreign countries. From 1987 to 1992, Mr. Gilchrist was a divisional sales manager of Piiceon, Inc., a subsidiary of Dynatech. Mr. Gilchrist also co-founded Australasian Memory, P/L, a distributor of memory products, including chips and rotating memory, in 1987 and was Executive Vice President and served on the board of directors from 1987 to February 1995. Mr. Gilchrist graduated with an Applied Science Degree from Delta College, a community college located in University Center, Michigan, in 1972.

     JOSHUA E. BUETTNER, a founder of the Company, has been a director and the Chief Operating Officer of the Company since October 1996. Mr. Buettner is also currently Executive Vice President and a shareholder of CyberMall, which he co-founded in June 1995. Mr. Buettner attended Humber College in Toronto, Ontario from 1989 to 1991, majoring in business administration. From 1991 to 1995, Mr. Buettner attended the University of Texas at Austin, majoring in management information systems.

     KATHLEEN S. SULLIVAN has been a director and the Chief Financial Officer of the Company since October 1996. Ms. Sullivan is also currently the Chief Financial Officer of Absolute Healthcare, a position she has held since October 1994. Ms. Sullivan was employed by the public accounting firm of Lockart & Associates from October 1989 to October 1994. Ms. Sullivan has a Bachelors degree in Accounting from the University of Texas at Austin, and is a Certified Public Accountant. Ms. Sullivan owns the only outstanding voting shares of common stock and is the sole director and officer of FSF, Inc.

     STEPHEN P. COLMAR has been a director and the Secretary of the Company since October 1996. Mr. Colmar is co-founder and a principal in Colmar, Crawford & Parkhouse, Inc., a position he has held since March 1996. Mr. Colmar is also co-founder and a principal in Colmar & Crawford, Inc., a position he has held since November 1993. Both of these companies are investment banking companies. From 1980 to 1993, Mr. Colmar was President and Chief Executive Officer of Integrated Risk Incorporated, a private investment firm that specialized in early stage investments. Mr. Colmar founded American Information Corp., a data processing company, in 1980 and acted as its Chairman from 1980 to 1983. Mr. Colmar earned a Graduate degree in Marketing from the University of Tulsa, Oklahoma School of Business. Mr. Colmar has served as Director of American Information Corporation, Integrated Risk Incorporated and their portfolio companies, Used Equipment Inc. and 6th Street Productions.

     DAVID B. FOREMAN has been a director of the Company since April 1997.
Mr. Foreman is also currently President for Lisa's Gourmet Snacks, Inc., a national snack food company, a position he has held since July 1997. Prior thereto, he was Executive Vice President of Lisa's Gourmet Snacks, Inc. from June 1996 to July 1997. From August 1989 to June 1995, Mr. Foreman was national marketing and sales director for Guiltless Gourmet, a national snack food company. From June 1995 to June 1996, Mr. Foreman was a self-employed consultant in the snack and specialty food industry.

     The following individual has served as an advisory member of the Board of Directors of the Company since October 1996:

     EUGENE LOWENTHAL, PHD, is currently an independent consultant and is a partner of Growth Capital Partners of Houston. Mr. Lowenthal has served in senior management positions with Microelectronics and Computer Technology

Corporation (MCC) and MRI Systems Corporation and was Director of Strategic Planning for Intel's System Division. Mr. Lowenthal also serves on the Board of Directors of the American Institute for Learning. Mr. Lowenthal's past directorships have included Infoglide Corporation, Reliant Data Systems and General Computer Systems.

MANAGEMENT EXPERIENCE IN THE COMPANY'S INDUSTRY

     Roderick E. Gilchrist and Joshua E. Buettner, founders of the Company and the Company's Chief Executive Officer and Chief Operating Officer, respectively, are also the founders of CyberMall, which entered the Internet development and marketing business in the early stages of commercialism of the WorldWideWeb. As President and Executive Vice President, respectively, of CyberMall, Messrs. Gilchrist and Buettner have accumulated significant experience in the areas of Internet programming on the Internet and on-line catalog sales.

     Since its inception, through CyberMall Messrs. Gilchrist and Buettner have designed and created multiple commercial retail catalog sites within the CyberMall site found at www.cycorp.com. Commercial retail Internet sites are, by nature, electronic catalogs. Messrs. Gilchrist and Buettner's CyberMall experience includes the layout, design and creation of every level of commercial retail business. Clients include office equipment, flower shops, bed and breakfast establishments, food manufacturers, art gallery, collectibles, luggage, garments, jewelry and travel. CyberMall marketed each of these sites utilizing Internet marketing facilities, creating the traffic required to facilitate sales and exposure to the public of each of its clients.

     All of CyberMall's clients have experienced sales via the Internet both directly from their web site and through a CyberMall designed and created shopping cart facility. Several customers have reported substantial increases in sales directly attributed to the web site. The same "click to order" shopping cart facility is in place on the Company's on-line catalog, called PrizeCatalog-TM-, customized for the Company's requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

     The executive officers of the Company currently receive no compensation.
In the event the Minimum Offering is completed, the executive officers will continue to receive no compensation except for indirect compensation through a consulting contract with CyberMall. See "Certain Transactions." In the event the Maximum Offering is completed, Mr. Gilchrist and Mr. Buettner will become employees of the Company and will initially receive a total annual compensation package, including a performance bonus, of $90,000 each. Except for the stock options described below, the Company does not currently compensate its directors for their services and has no existing plan to do so.

     In October 1996, the Company entered into the CyberMall Agreement with CyberMall to design, produce and maintain the Company's Site. CyberMall is owned by Messrs. Gilchrist and Buettner. CyberMall has been paid $39,145 of fees and expenses pursuant to the CyberMall Agreement through May 31, 1997. In the event the Maximum Offering is completed, the business of the Company will require the full time and attention of Messrs. Gilchrist and Buettner, and consequently the CyberMall Agreement will terminate and Messrs. Gilchrist and Buettner will become employees of the Company. In the event the Minimum Offering is completed, CyberMall will be paid $72,000 annually for administrative services, plus reimbursement of reimbursable expenses such as prize shipping costs, pursuant to the CyberMall Agreement.

STOCK OPTIONS

     On April 13, 1997, the Company granted an option to purchase 20,000 shares of Common Stock to Mr. Foreman and an option to purchase 5,000 shares of Common Stock to Mr. Lowenthal. On April 13, 1997, the Company also granted an option to purchase 10,000 shares of Common Stock to a sales agent of the Company who is to become an employee of the Company upon completion of the offering. These stock options entitle the holders to purchase the Company's Common Stock at any time between the date of grant and April 12, 2002 at a price of $4.00 per share.

     The Company does not currently have a stock option plan and has no current plans to adopt one. However, in order to attract competent employees to manage future growth of the Company, it may be necessary to adopt benefit plans that grant substantial equity interests in the Company at prices significantly below the offering price. For a period of one year following the offering, the Company will not grant options in excess of 15% of the outstanding shares, and will not grant options with an exercise price of less than 75% of the fair market value of the Common Stock on the date of grant.

EMPLOYMENT AGREEMENTS

     The Company has no employment agreements with any of its employees.


CERTAIN TRANSACTIONS

     In October 1996, the Company entered into the CyberMall Agreement with CyberMall to design, produce and maintain the Company's Site. CyberMall is owned by Messrs. Gilchrist and Buettner. CyberMall has been paid $39,145 of fees and expenses pursuant to the CyberMall Agreement through May 31, 1997. In the event the Maximum Offering is completed, the business of the Company will require the full time and attention of Messrs. Gilchrist and Buettner, and consequently the CyberMall Agreement will terminate and Messrs. Gilchrist and Buettner will become employees of the Company. In the event the Minimum Offering is completed, CyberMall will be paid $72,000 annually for administrative services, plus reimbursement of reimbursable expenses such as prize shipping costs, pursuant to the CyberMall Agreement.

     FSF, Inc., the majority shareholder of the Company and an affiliate of Kathleen S. Sullivan, the Company's Chief Financial Officer, is the holder of the Bridge Note. The primary business of FSF, Inc. is investments. The Bridge
Note is a draw promissory note in the maximum principal amount of $90,000. The Bridge Note bears interest at 10% and is payable on demand or, if no demand is made, on September 30, 1997. The Bridge Note had an outstanding principal balance as of May 31, 1997 of $65,628, and will be fully repaid with the proceeds of this offering.

     Since the inception of the Company, certain shareholders have performed services for the Company at no cost. The estimated fair value of the contributed services through May 31, 1997 was $43,100. In accordance with generally accepted accounting principles, the Company has recognized expense of $43,100 and a corresponding increase to additional paid-in capital. During the early development of the Company, it was estimated that Messrs. Gilchrist and Buettner devoted approximately 80% of their business time and attention to the interests of the Company, and the accrual relating to their services was calculated based on 80% of their estimated market salaries. Small amounts were included in the accrual for services provided by Ms. Sullivan and for office facilities contributed by Mr. Gilchrist. For periods after May 31, 1997, the amount of the accrual will be substantially lower as Messrs. Gilchrist and Buettner presently devote approximately one-third of their business time and attention to the business of the Company. The Company's independent director has ratified the valuation of additional paid-in capital described above.

     The transactions discussed above were on terms no less favorable to the Company than could have been obtained from independent parties. All future transactions between the Company and its officers, directors, principal shareholders, or their affiliates, will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

     On October 1, 1996, in connection with the formation of the Company, the Company issued a total of 462,800 shares of Common Stock to the promoters of the Company for an aggregate consideration of $4,628 in a private placement under the exemption provided for in Section 4(2) of the Securities Act of 1933. Set forth below is the name of each promoter, the position of each promoter with the Company, the number of shares of Common Stock originally issued to each promoter and the consideration received by the Company from each such promoter. Other than the shares of Common Stock shown below, and except as otherwise described in this Prospectus, no promoter has received anything of value from the Company. The persons listed in the table below are the only promoters of the Company.

      Promoter                  Position               Shares     Consideration
      --------                  --------               ------     -------------
Roderick E. Gilchrist    Chairman of the Board and
                         Chief Executive Officer       178,000      $    1,780
Joshua E. Buettner       Chief Operating Officer
                         and a Director                178,000      $    1,780
Kathleen S. Sullivan     Chief Financial Officer
                         and a Director                53,400       $      534
Stephen P. Colmar        Secretary and a Director      53,400       $      534


                              PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this Prospectus certain information with respect to the beneficial ownership of the Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the Company's directors, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned. All of the shares included in this table, other than shares underlying stock options, were originally issued by the Company in connection with the founding of the Company for consideration of $.01 per share.

                                                              PERCENTAGE OF       PERCENTAGE OF
                                  SHARES      PERCENTAGE OF   COMMON SHARES       COMMON SHARES
                               BENEFICIALLY   COMMON SHARES      HELD IF             HELD IF
                               OWNED BEFORE    HELD BEFORE       MINIMUM             MAXIMUM
NAME AND ADDRESS                 OFFERING       OFFERING     OFFERING IS SOLD    OFFERING IS SOLD
----------------                 --------       --------     ----------------    ----------------
FSF, Inc. (1)                    427,200*        47.5%            42.7%              32.9%
Joshua E. Buettner (2)           160,200*        17.8%            16.0%              12.3%
Roderick E. Gilchrist (2)(3)     132,307*        14.7%            13.2%              10.2%
Kathleen S. Sullivan (2)(4)      480,600*        53.4%            48.1%              37.0%
Stephen P. Colmar (2)(5)          53,400*         5.9%             5.3%               4.1%
Jodi Lynn Gilchrist (6)           45,693*         5.1%             4.6%               3.5%
David B. Foreman (7)              20,000          2.2%             2.0%               1.5%
All executive officers and
directors as a group (5 persons)
(3)(4)(5)(7)                     846,507         92.0%            83.0%              64.1%

---------------
* 85% of such shares are subject to an escrow. See "Shares Eligible for Future Sale."
(1) The address of FSF, Inc. is 2525 Wallingwood, Suite 1-B, Austin, Texas 78746. Shares held by FSF, Inc. were received as a capital contribution from the holder of non-voting preferred stock of FSF, Inc.
(2) The address of the officers of the Company is 3321 Westlake Drive, Austin, Texas 78746.
(3) Includes 96,120 shares owned by Mr. Gilchrist's spouse, which he transferred to her as a gift, but does not include 45,693 shares owned by Mr. Gilchrist's adult daughter, as to which shares Mr. Gilchrist disclaims beneficial ownership.
(4) Includes 427,200 shares which Ms. Sullivan may be deemed to beneficially own by virtue of her ownership of the only outstanding voting shares of common stock of FSF, Inc. and her position as the sole director, President, Secretary and Treasurer of FSF, Inc. Also includes an aggregate of 30,000 shares owned by her children, which she transferred as gifts.
(5) Includes 13,350 shares owned by Mr. Colmar's spouse and an aggregate of 13,350 shares owned by his children, which he transferred as gifts.
(6) Includes 45,693 shares transferred as a gift from Roderick E. Gilchrist. Ms. Gilchrist is Roderick E. Gilchrist's daughter. Her address is 5141 Ganymede Drive, Austin, Texas 78727.

(7) Includes 20,000 shares underlying a currently exercisable option to purchase Common Stock.

                           DESCRIPTION OF SECURITIES

AUTHORIZED SHARES

     The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock and 2,000,000 shares of preferred stock.

COMMON STOCK

     As of the date of this Prospectus, there were 900,000 shares of Common Stock outstanding and held of record by 18 shareholders. All of these shares were offered and sold in private transactions in reliance on an exemption from registration under the Securities Act. Accordingly, such shares are "restricted securities" as defined by Rule 144 under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company, and holders of the remaining shares by themselves cannot elect any directors. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable. The Company currently does not anticipate issuing additional shares of Common Stock to management, promoters or their affiliates or associates except as may be necessary to attract new management personnel or directors.

PREFERRED STOCK

     The Company is authorized to issue up to 2,000,000 shares of preferred stock, par value of $0.10 per share, in one or more series, with such voting powers, or without voting powers, and with such designations, preferences and relative participating optional or other special rights, qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors. No preferred stock is currently outstanding, and the Company has no current plans to issue preferred stock.

TRANSFER AGENT AND ANNUAL REPORT

     The Company will serve as its own transfer agent for its Common Stock.
Each year, the Company will prepare and distribute to shareholders an annual report which describes the nature and scope of the Company's business and operations for the prior year and contains a copy of the Company's audited financial statements for its most recent fiscal year. Because of the development stage of the Company, however, there will be no annual report issued until after December 31, 1997, the Company's first full year of operations.


                       SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 1,000,000 shares of Common Stock outstanding if the Minimum Offering is sold, and 1,300,000 shares of Common Stock outstanding if the Maximum Offering is sold. Of these shares, 100,000 shares (assuming the Minimum Offering is sold) and 400,000 shares (assuming the Maximum Offering is sold) will be freely tradeable without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such issuer, and generally includes members of the Board of Directors and senior management.

     The remaining outstanding shares (the "Restricted Shares") are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon an exemption under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) is entitled to sell within any three-month period Restricted Shares that were acquired from the Company or an "affiliate" of the Company not less than one year before the sale, in an amount that does not exceed the greater of 1% of the then outstanding shares of Common Stock (13,000 shares based on the number of shares to be outstanding after the offering, if the Maximum Offering is sold) or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at the time of sale and has not been such an "affiliate" at any time during the three months preceding such sale, and whose Restricted Shares were acquired from the Company or an affiliate of the Company at least two years before the sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions, notice or public information requirements described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.

     As of the date of this Prospectus, options to purchase 35,000 shares of the Company's Common Stock are outstanding, all of which are currently exercisable. See "Management--Stock Options." Shares of Common Stock issued upon exercise of such options will be restricted securities under Rule 144, and must be sold in accordance with the provisions thereof.

     Certain states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws have required, as a condition of such qualification, that the shares of Common Stock held by promoters and greater than 5% shareholders be held in escrow for a period of time, with shares eligible to be released from escrow upon the achievement of certain earnings measures or the passage of time. Accordingly, 85% of the 900,000 shares currently outstanding, an aggregate of 765,000 shares, will be deposited in escrow with ___________ as escrow agent.

     The escrowed shares will be released (i) if for 90 consecutive trading days commencing at any time after the escrow commences the Common Stock has traded in a public market at a price of not less than 110% of the initial public offering price per share or (ii) if at the end of any two consecutive fiscal years commencing at any time after the escrow commences, the Company has had earnings per share equal to not less than 5% of the initial public offering price per share for each of such two years. If the escrowed shares have not been released pursuant to the foregoing by the end of the second year of the escrow, one-eighth of the escrowed shares will be released over each of the next eight calendar quarters.

     During the term of the escrow agreement, the holders of the escrowed shares will continue to have the right to vote the shares and to receive dividends.
Any dividends will be paid to the escrow agent and held pursuant to the terms of the escrow agreement. The dividends and interest earned thereon will be disbursed in proportion to the number of shares released from escrow. Prior to such disbursement, any dividends and interest earned thereon will be treated as assets of the Company available for distribution in the event of a dissolution, liquidation, merger, sale of substantially all assets or other similar transaction. In the event of a dissolution, liquidation, merger, sale of substantially all assets or other similar transaction, the escrowed shares will not be entitled to participate in any resulting distribution until all other issued and outstanding shares have received a distribution dividend equal to the initial public offering price, and thereafter the escrowed shares will be entitled to participate equally with the other outstanding shares of Common Stock.

     No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of shares in the public market could adversely affect market prices of the shares and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.

                            PLAN OF DISTRIBUTION

     The Company is offering to sell, on a best efforts basis, a minimum of 100,000 shares and a maximum of 400,000 shares of its Common Stock at an initial public offering price of $5.00 per share. The offering will begin on the date of this Prospectus and continue until either the Maximum Offering has been sold or the Company terminates the offering, unless the Minimum Offering is not sold within 60 days from the date of this Prospectus (which period may be extended, at the Company's discretion, for up to three additional 30-day periods), in which case the offering will immediately terminate.

     The Company plans to offer and sell the shares directly to investors who reside in selected states and has not retained any underwriters, brokers or placement agents in connection with the offering. The Company reserves the right, however, to use brokers or placement agents and could pay commissions equal to as much as 5% of the gross proceeds. Any such brokers or placement agents would be required to comply with all applicable securities and industry regulations, including those of the National Association of Securities Dealers ("NASD"). In such event, the Company will amend the Registration Statement by post-effective amendment to identify a selected broker-dealer at such time as such broker-dealer sells a portion of the offering. In the view of the Commission's Division of Corporation Finance, any selected broker-dealer that sells securities in the offering would be deemed an underwriter as defined in
Section 2(11) of the Securities Act. Prior to the involvement of any broker-dealer in the offering, the Company must obtain a no-objection position from the NASD regarding the contemplated underwriting compensation and arrangements. The Company intends to contact prospective investors by publicizing the offering through a posting on the Company's Site. The Company also intends to publicize the offering through advertisements and direct solicitation of potential investors, including public and private meetings. The Company also intends to contact additional potential investors by direct e-mail and regular mail solicitation. Clifford L. Haigler, Assistant Secretary of the Company, will conduct the offering on behalf of the Company. Mr. Haigler will not be compensated for such activities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities.

     Shares may be purchased by completing and delivering the Company's Subscription Agreement along with the purchase price by check to the Company. A copy of the Subscription Agreement is attached at the end of this Prospectus at page A-1. Within 10 days of its receipt of a Subscription Agreement accompanied by a check for the purchase price, the Company will send by electronic mail or first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company.

     All subscription proceeds will be deposited by the Company into the Escrow Account. If the Initial Closing does not occur, all proceeds held in the Escrow Account will be returned by the Company to the investors without interest, except that funds of Pennsylvania residents held more than 90 days will receive interest, as required under Pennsylvania regulations. Because the Company's stock is uncertificated, investors will not receive stock certificates. Upon consummation of the Initial Closing, investors will be sent a written notice verifying the number of shares they have purchased. After the Initial Closing, proceeds of additional subscriptions will be deposited into the Escrow Account pending Subsequent Closings. All of the proceeds held in the Escrow Account, including interest thereon, will be disbursed after each closing to the Company's general account. Subsequent Closings will occur from time to time until the Maximum Offering has occurred or the Company has elected to terminate the offering. In either of such events, any subscriptions not accepted by the Company will be returned to the subscriber without interest. See "Use of Proceeds."

     The offering price of the shares was determined arbitrarily by the Company, and should not be considered as an indication of the actual value of the Company. In determining the offering price, the Company considered, among other things, valuations of comparable Internet early-stage companies, the Company's limited operating history, its limited financial resources, its growth and profit potential, the amount of dilution to investors in the offering and the risk of investing in the Company.

     There is no public trading market for the Company's Common Stock and there can be no assurance that an active public market will develop in the near future as a result of this offering. The Company's long-term plan for providing liquidity to its shareholders is to develop a public market for its Common Stock by developing a mechanism on the Internet for trading of its Common Stock. The Company has not solicited any securities brokers to become market-makers of the shares, nor does the Company have current plans to do so.

                                 LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Austin, Texas.


                                    EXPERTS

     The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                        GLOBAL STATISTICS CORPORATION
                         (FORMERLY INTERGAMES, INC.)
                        (A DEVELOPMENT STAGE COMPANY)

                        INDEX TO FINANCIAL STATEMENTS


     Report of Independent Certified Public Accountants      F - 2
     Balance Sheets                                          F - 3
     Statements of Loss During the Development Stage         F - 4
     Statements of Stockholders' Deficit                     F - 5
     Statements of Cash Flows                                F - 6
     Summary of Significant Accounting Policies              F - 7
     Notes to Financial Statements                           F - 10

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Global Statistics Corporation
(formerly Intergames, Inc.)
Austin, Texas

     We have audited the accompanying balance sheet of Global Statistics Corporation (formerly Intergames, Inc.) as of December 31, 1996, and the related statements of loss during the development stage, stockholders' deficit, and cash flows for the period from inception (October 1, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Statistics Corporation (formerly Intergames, Inc.) at December 31, 1996 and the results of its operations and its cash flows for the period from inception (October 1, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has not achieved its planned level of operations or realized significant revenues and has incurred losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




BDO SEIDMAN, LLP
Austin, Texas
March 18, 1997

                        GLOBAL STATISTICS CORPORATION
                         (FORMERLY INTERGAMES, INC.)
                        (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEETS




                                                     December 31, 1996   May 31, 1997
                                                     -----------------   ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash                                                    $      554       $      165
Computer equipment, less accumulated depreciation
  of $59 and $354                                              3,470            3,175
Computer software, less accumulated amortization
  of $837 and $5,857 (Note 2)                                 29,308           33,288
Deferred offering costs                                            -           57,495
                                                          ----------       ----------
          Total assets                                    $   33,332       $   94,123
                                                          ----------       ----------
                                                          ----------       ----------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Stockholder loan (Note 2)                               $   33,928       $   65,628
  Accrued expenses                                             1,508           56,072
                                                          ----------       ----------
          Total current liabilities                           35,436          121,700
                                                          ----------       ----------
Long-term debt                                                     -                -
Contingency (Note 1)
Stockholders' deficit:
  Preferred stock, $0.10 par value; 2,000,000
    shares authorized; none issued                                 -                -
  Common stock, $0.01 par value; 8,000,000 shares
    authorized                                                 9,000            9,000
  Additional paid-in capital (Note 4)                         25,875           93,975
  Additional paid-in capital--stock options (Note 5)               -           20,496
  Deficit accumulated during the development stage           (36,979)        (151,048)
                                                          ----------       ----------
          Total stockholders' deficit                         (2,104)         (27,577)
                                                          ----------       ----------
          Total liabilities and stockholders' deficit     $   33,332       $   94,123
                                                          ----------       ----------
                                                          ----------       ----------


See accompanying summary of significant accounting policies and notes to financial statements.

                          GLOBAL STATISTICS CORPORATION
                           (FORMERLY INTERGAMES, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF LOSS DURING THE DEVELOPMENT STAGE


                                     For the period from
                                         inception         Five months
                                    (October 1, 1996) to      ended
                                      December 31, 1996    May 31, 1997   Since Inception
                                      -----------------    ------------   ---------------
                                                           (UNAUDITED)       (UNAUDITED)
REVENUES:
  Advertising fees                        $        -        $        -       $        -
  Advertiser contributed prizes                5,635            27,633           33,268
                                          ----------        ----------       ----------
      Total Revenue                       $    5,635        $   27,633       $   33,268
                                          ----------        ----------       ----------

EXPENSES:
  Prize fulfillment                            6,635            31,098           37,733
  Professional services                        8,000            55,746           63,746
  Depreciation and amortization                  896             5,315            6,211
  General and administrative (Note 4)         25,875            47,238           73,113
  Interest expense and other                   1,208             2,305            3,513
                                          ----------        ----------       ----------
      Total Expenses                      $   42,614        $  141,702       $  184,316
                                          ----------        ----------       ----------
Net loss during the development stage     $  (36,979)       $ (114,069)      $  (51,048)
                                          ----------        ----------       ----------
                                          ----------        ----------       ----------

Loss per common share                     $    (0.04)       $    (0.13)
                                          ----------        ----------
                                          ----------        ----------
Weighted average number of common shares
  outstanding                                907,000           907,000
                                          ----------        ----------
                                          ----------        ----------


See accompanying summary of significant accounting policies and notes to financial statements.

                          GLOBAL STATISTICS CORPORATION
                           (FORMERLY INTERGAMES, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                 DEFICIT
                                                                              ADDITIONAL       ACCUMULATED
                                              COMMON STOCK       ADDITIONAL     PAID-IN        DURING THE
                                          ---------------------   PAID-IN      CAPITAL--       DEVELOPMENT
                                           SHARES       AMOUNT    CAPITAL    STOCK OPTIONS        STAGE         TOTAL
                                          ---------    --------  ---------   -------------     -----------    ---------
Issuance of common stock at
     inception (October 1, 1996)           900,000      $9,000    $  -          $  -           $    -         $  9,000

Services contributed by stockholders
     (Note 4)                                 -           -        25,875          -                -           25,875

Net loss during the development
     stage                                    -           -          -             -             (36,979)      (36,979)
                                          ---------    --------  ---------     ---------       ----------     ---------

Balance at December 31, 1996               900,000      $9,000    $25,875       $  -           $ (36,979)     $ (2,104)

Service contributed by stockholders
     (unaudited)                              -           -        43,100          -                -           43,100

Issuance of stock options (Note 5)
     (unaudited)                              -           -        25,000        20,496             -           45,496

Net loss during the development
     stage (unaudited)                        -           -          -             -            (114,069)     (114,069)
                                          ---------    --------  ---------     ---------       ----------     ---------

Balance at May 31, 1997
     (unaudited)                           900,000      $9,000    $93,975       $20,496        $(151,048)     $(27,577)
                                          ---------    --------  ---------     ---------       ----------     ---------
                                          ---------    --------  ---------     ---------       ----------     ---------

  See accompanying summary of significant accounting policies and notes to financial statements.

                        GLOBAL STATISTICS CORPORATION
                         (FORMERLY INTERGAMES, INC.)
                        (A DEVELOPMENT STAGE COMPANY)

                          STATEMENTS OF CASH FLOWS

                                                    FOR THE PERIOD FROM
                                                         INCEPTION        FIVE MONTHS
                                                    (OCTOBER 1, 1996) TO     ENDED
                                                      DECEMBER 31, 1996   MAY 31, 1997    SINCE INCEPTION
                                                    --------------------  -------------   ---------------
                                                                           (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES:
 Net loss during the development stage                    $(36,979)         $(114,069)       $(151,048)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
   Depreciation and amortization                               896              5,315            6,211
   Expenses paid with options                                    -             45,496           45,496
   Services contributed by stockholders  (Note 4)           25,875             43,100           68,975
   Changes in assets and liabilities:
     Accrued expenses                                        1,508             54,564           56,072
                                                          ---------         ----------       ----------
Net cash (used in) provided by operating activities       $ (8,700)         $  34,406        $  25,706
                                                          ---------         ----------       ----------

INVESTING ACTIVITIES:
  Purchase of computer equipment                            (3,529)                 -           (3,529)
  Computer software                                        (30,145)            (9,000)         (39,145)
                                                          ---------         ----------       ----------
Net cash used in investing activities                     $(33,674)         $  (9,000)       $ (42,674)
                                                          ---------         ----------       ----------

FINANCING ACTIVITIES:
  Issuance of common stock                                   9,000                  -            9,000
  Deferred offering costs                                        -            (57,495)         (57,495)
  Proceeds from stockholder loan                            33,928             31,700           65,628
                                                          ---------         ----------       ----------
Net cash provided by (used in) financing activities         42,928            (25,795)          17,133
                                                          ---------         ----------       ----------

Net increase (decrease) in cash                                554               (389)             165

Cash beginning of period                                         -                554                -
                                                          ---------         ----------       ----------

Cash, end of period                                       $    554          $     165        $     165
                                                          ---------         ----------       ----------
                                                          ---------         ----------       ----------


   See accompanying summary of significant accounting policies and notes to financial statements.

                          GLOBAL STATISTICS CORPORATION
                           (FORMERLY INTERGAMES, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Global Statistics Corporation (formerly Intergames, Inc.) (the "Company") was incorporated on October 1, 1996 in the state of Texas. The Company is engaged in the creation, design, development and operation of an interactive entertainment site on the Internet. The content of this entertainment site is used as a vehicle to carry consumers through an interactive demographic and lifestyle data collection model, developed by the Company, which offers advertisers the ability to both target their message to the desired audience, obtain marketing information, and make product sales directly via an online catalogue.

     The Company operates an Internet interactive entertainment web site from its headquarters in Austin, Texas. The web site can be accessed on the Internet at www.TheGameMaster.com. At the web site, users may play a variety of video type games at no charge. The Company awards prizes to players based on their performance. Prizes are contributed by various advertisers.

     The Company generates revenues from fees for advertising, marketing research and retail sales through the prize catalog. While anyone in the world with access to the Internet may play, most users are located in the United States and Canada.

     To date, substantially all of the Company's efforts have been devoted to marketing, research and software development. The Company is in the development stage and has not achieved its planned level of operations or realized significant revenues.

BASIS OF PRESENTATION

     The accompanying balance sheet as of May 31, 1997 and the statements of operations and cash flows for the five months then ended have not been audited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of the financial position and the results of operations for the period presented. The results of operations for the five months ended May 31, 1997 are not necessarily indicative of results to be expected for any future period or a complete year.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues from services are recognized as services are rendered.

COMPUTER EQUIPMENT

     Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (5 years). Expenditures that increase the value or extend the life of an asset are capitalized, while costs of maintenance and repairs are expensed as incurred. Gains or losses on disposals of assets are recognized upon disposition.

                         GLOBAL STATISTICS CORPORATION
                          (FORMERLY INTERGAMES, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPUTER SOFTWARE

     Internally developed game software is stated at cost. Amortization is computed on the straight-line method over the estimated useful life of the software (3 years). Game software is periodically assessed for impairment of value and any loss is recognized upon impairment.

DEFERRED OFFERING COSTS

     Deferred offering costs include professional fees directly related to the Company's proposed public offering. If the offering is successful, costs incurred will be offset against the proceeds of the offering. If the offering is unsuccessful, such costs will be expensed.

INCOME TAXES

     The Company follows the liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. This method provides deferred income taxes based on enacted income tax rates in effect on the dates on which temporary differences between the financial reporting and tax bases of assets and liabilities are expected to reverse. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the period in which the change is determined.

ADVERTISER CONTRIBUTED PRIZES

     The Company awards prizes to players based on their performance. The non-cash prizes are contributed to the Company by various advertisers in exchange for advertising time on the web site. Prizes are booked as revenue at the advertisers' respective cost when they are awarded to the players. The prizes are simultaneously expensed at cost. As of December 31, 1996 there were no prizes in inventory.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Account Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), is effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 encourages companies to adopt a new method of accounting to measure and record compensation cost for all stock-based compensation using the estimated fair value of the award at the date it is granted. The Company has adopted only the disclosure provisions of SFAS 123 for employee stock compensation and has accounted for stock-based employee compensation using the intrinsic value method set forth in APB Opinion 25.

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), issued by the FASB is effective for financial statements for fiscal years beginning after December 15, 1997. This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, "Earnings per Share." SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Management does not anticipate a significant impact on earnings per share as a result of implementing SFAS 128.

                         GLOBAL STATISTICS CORPORATION
                          (FORMERLY INTERGAMES, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129") effective for periods ending after December 15, 1997, establishes standards for disclosing information about an entity's capital structure. SFAS 129 requires disclosure of the pertinent rights and privileges of various securities outstanding (stock, options, warrants, preferred stock, debt and participation rights) including dividend and liquidation preferences, participant rights, call prices and dates, conversion or exercise prices and redemption requirements. Adoption of SFAS 129 will have no effect on the Company as it currently discloses the information specified.

LOSS PER COMMON SHARE

     Loss per common share is computed by dividing net loss by the weighted average number of common shares and common share equivalents outstanding (if dilutive) during each period. Stock options granted on April 13, 1997, at a price less than the expected initial public offering price, are treated as outstanding for all periods presented.

                         GLOBAL STATISTICS CORPORATION
                          (FORMERLY INTERGAMES, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

(1)  GOING CONCERN UNCERTAINTY AND MANAGEMENT'S PLANS

     The Company's financial statements have been presented on the basis that it is a going concern which contemplates the realization of assets and the satisfaction of liabilities in the usual course of business. The Company is in the development stage and has not achieved its planned level of operations or realized significant revenues and has incurred significant losses.

     The Company's continued existence is dependent upon its ability to obtain additional financing as contemplated by the proposed offering of its common stock, and ultimately profitable operations.

     Although it cannot be assured that the Company will be able to continue as a going concern, management believes the Company's proposed stock offering and its plans to achieve profitability should enable the Company to meet its obligations and sustain its operations. If the Company's proposed stock offering should prove to be unsuccessful, the Company would renegotiate existing lending arrangements and reduce its expenditures on promotion and administration to preserve cash liquidity.

(2)  RELATED PARTY TRANSACTIONS

     GAME SOFTWARE AND OFFICE SPACE
     The Company developed the Internet site and the associated game software at a cost of $30,145 pursuant to an agreement with CyberMall Corporation, Inc. ("CyberMall"), a corporation which is controlled by two of the
     Company's officers.    The Company also shares office space in Austin,
     Texas at no cost with this related corporation (see Note 4).

     STOCKHOLDER LOAN
     On October 1, 1996, the Company received an unsecured loan from a stockholder. Subsequent to December 31, 1996, the loan was assigned by the stockholder to a corporation controlled by an officer of the Company. The balance of this loan was $33,928 at December 31, 1996. The stated annual interest rate is 10% and the loan is due on demand. Accrued interest as of December 31, 1996 was $508.

     CONSULTING CONTRACT
     In October 1996, the Company entered into an agreement with CyberMall (the "CyberMall Agreement") to design, produce and maintain the Company's Site. CyberMall is owned by Roderick E. Gilchrist, Chairman of the Board and Chief Executive Officer of the Company, and Joshua E. Buettner, Chief Operating Officer and a director of the Company. CyberMall has been paid $39,145 of fees and expenses pursuant to the CyberMall Agreement through May 31, 1997. In the event the Maximum Offering is completed, the business of the Company will require the full time and attention of Messrs. Gilchrist and Buettner, and consequently the CyberMall Agreement will terminate and Messrs. Gilchrist and Buettner will become employees of the Company. In the event the Minimum Offering is completed, CyberMall will be paid $72,000 annually for administrative services, plus reimbursement of reimbursable expenses such as prize shipping costs, pursuant to the CyberMall Agreement.

(3)  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                        GLOBAL STATISTICS CORPORATION
                         (FORMERLY INTERGAMES, INC.)
                        (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO FINANCIAL STATEMENTS

     The tax effects of significant items comprising the Company's net deferred tax assets are as follows:

                                           December 31, 1996    May 31, 1997
                                           -----------------    ------------
                                                                 (UNAUDITED)
     Deferred tax assets (liabilities):
     Net operating loss carryforward           $12,613             $38,837
     Fixed assets                                  (40)               (157)
                                               $12,573             $38,680
                                               --------            --------

     Valuation allowance                       (12,573)            (38,680)
                                               --------            --------

          Total                                $     -             $     -
                                               --------            --------
                                               --------            --------

     At December 31, 1996 the Company had available for federal income tax purposes approximately $32,000 of net operating loss carryforwards. This potential future tax benefit will expire in the year 2011. Under the Tax Reform Act of 1986, as amended, an annual limitation will be placed on the amount of net operating loss carryforwards which may be utilized if there are substantial changes in the ownership of the Company.

     In accordance with the provisions of SFAS No. 109 "Accounting for Income Taxes", management has elected to record a valuation allowance to offset deferred tax assets generated by the net operating loss carryforward.

(4)  SERVICES CONTRIBUTED BY STOCKHOLDERS

     During 1996, certain stockholders of the Company performed services for the Company at no cost. The estimated fair value of the contributed services through December 31, 1996 was $25,875. In order to reflect the use of these services in the financial statements, the Company recognized an expense of $25,875, and a related increase to additional paid-in capital.

(5)  STOCK OPTIONS

     A summary of the status of the Company's stock options as of May 31, 1997 is presented below:


                                                          Weighted
                                                           Average
                                                          Exercise
                                                   1997     Price
                                                  ------  ---------
          Options outstanding at January 1          -       $ -
          Options granted                         35,000    $4.00
          Options exercised                         -       $ -
          Options canceled                          -       $ -

                                                  ------
          Options outstanding and
           exercisable at May 31, 1997            35,000    $4.00
                                                  ------
                                                  ------

                         GLOBAL STATISTICS CORPORATION
                          (FORMERLY INTERGAMES, INC.)
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     On April 13, 1997, the Company granted options to purchase 25,000 shares of common stock in the aggregate to two directors of the Company. The Company also granted an option to purchase 10,000 shares of common stock to a sales agent. These stock options entitle the holders to purchase the Company's common stock at any time between the date of grant and April 12, 2002 at a price of $4.00 per share.

     SFAS No. 123 requires the Company to provide pro forma information regarding net loss applicable to common stockholders and loss per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in that Statement.

     The Company estimates the fair value of each stock option at the grant date by using the minimum value option-pricing method with the following assumptions: dividends yield of 0%; risk-free interest rate of 6.275% and expected lives of 5 years.

     Under the accounting provisions of SFAS No. 123, the Company's net loss applicable to common stockholders and loss per share would have been increased to the pro forma amounts indicated below:

                                                    MAY 31, 1997
                                                    ------------
     Net loss applicable to common stockholders:
     As reported                                       114,069
     Pro forma                                         165,302

     Loss per share:
     As reported                                         0.13
     Pro forma                                           0.18

(6)  RISKS AND UNCERTAINTIES

     The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web. The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. Because the Company expects to derive a substantial portion of its revenues from advertising, the future success of the Company is highly dependent on the development of the Internet as an advertising medium.

No dealer, salesman or any other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Until __________________, 1997 (25 calendar days after the date of this Prospectus), all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a Prospectus.

                                ---------------

                               TABLE OF CONTENTS
                                                            PAGE
                                                            ----
Available Information                                        2
Prospectus Summary                                           3
Risk Factors                                                 7
Determination of Offering Price                              14
Limited State Registration                                   14
Use of Proceeds                                              15
Dividend Policy                                              15
Dilution                                                     16
Capitalization                                               18
Plan of Operation                                            19
Business                                                     21
Management                                                   28
Certain Transactions                                         30
Principal Shareholders                                       31
Description of Securities                                    32
Shares Eligible for Future Sale                              32
Plan of Distribution                                         34
Legal Matters                                                35
Experts                                                      35
Index to Financial Statements                                F-1
Subscription Agreement                                       A-1

                                400,000 SHARES





                              GLOBAL STATISTICS
                                 CORPORATION



                                COMMON STOCK




                               ---------------

                                 PROSPECTUS

                               ---------------



                                           , 1997
                               ------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability in connection with a proceeding if (i) the director or officer acted in good faith; (ii) in the case of conducting an official capacity, the director or officer reasonably believed that his or her conduct was in the corporation's best interest;
(iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the corporation's best interests; and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. However, the TBCA provides that no indemnification may be made if the director or officer was
(i) found liable on the basis that personal benefit was improperly received by him or her, whether or not the benefit resulted from an action taken in the person's official capacity or (ii) was found liable to the corporation. No indemnification may be made in respect of any proceeding in which the director or officer was found liable for willful or intentional misconduct on the performance of his or her duty to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred by him or her in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses actually incurred, if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) he or she was adjudged liable to the corporation or (ii) he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

     The Company's Articles of Incorporation provides that to the fullest extent permitted by Texas law, no director shall be personally liable to the Company or its shareholders for monetary damages for acts or omissions that occur in the directors' capacity as directors, except for acts or omissions for (i) a breach of the duty of loyalty to the Company or its shareholders; (ii) a bad faith breach of a director's duty to the Company, intentional misconduct, or a knowing violation of the law; or (iii) transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office. Under the TBCA this provision on the Articles of Incorporation relieves the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the directors duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) transactions in which the director received an improper benefit. In addition, subject to the same provisions set forth above, the Company's Bylaws provide that persons employed by or agents of the Company may be indemnified to the same extent as directors of the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee.

                                                Minimum        Maximum
                                                -------        -------
     SEC registration fee                       $   606       $    606
     Blue Sky fees and expenses                   5,000          8,000
     Accounting fees and expenses                10,000         15,000
     Legal fees and expenses                     43,000         60,000
     Printing and engraving expenses              5,000          5,000
     Registrar and transfer agent's fees            N/A            N/A
     Miscellaneous fees and expenses             11,394         21,394
                                                -------        -------
      Total                                     $75,000       $110,000
                                                -------        -------
                                                -------        -------



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On October 1, 1996, the Company issued 900,000 shares of its Common Stock of the Company for $9,000 cash, pursuant to the organization of the Company. Such issuance was made under the exemption provided for in Section 4(2) of the Securities Act of 1933, as the sale was not made in a public or underwritten offering.

     On April 13, 1997, the Company granted immediately exercisable options to purchase 35,000 shares of the Company's Common Stock. The options, 20,000 of which were issued to Mr. David Foreman, a director of the Company, 10,000 of which were issued to Mr. Steve Cox, a sales consultant to the Company, and 5,000 of which were issued to Mr. Eugene Lowenthal, an advisory director to the Company, entitle the holders to purchase the underlying shares of Common Stock at any time before April 12, 2002 at a price of $4.00 per share.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

             (a)  Exhibits.

    EXHIBIT
     NUMBER                       DESCRIPTION OF DOCUMENT
    -------    ----------------------------------------------------------------

      3.1(3) Articles of Incorporation of Global Statistics Corporation (the "Company")

    3.1.1(1)   Articles of Amendment to the Company's Articles of Incorporation

      3.2(3)   Bylaws of the Company

        5(2)   Opinion of Winstead Sechrest & Minick P.C.

     10.1(1) Development and Maintenance Agreement by and between the Company and CyberMall Corporation, Inc., dated October 15, 1996.

     10.2(3)   Form of Stock Option Agreement

     10.3(1) Draw Note dated March 17, 1997 made by the Company in favor of FSF, Inc.

     23.1(1)   Consent of BDO Seidman, LLP

     23.2(2)   Consent of Winstead Sechrest & Minick P.C.

       24(3)   Power of Attorney

       27(1)   Financial Data Schedule

       99(3)   Subscription Agreement

-----------------
(1)  Filed herewith
(2)  To be filed by amendment
(3)  Previously filed


ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on August 5, 1997.

                                       GLOBAL STATISTICS CORPORATION

                                       By: /s/ Roderick E. Gilchrist
                                          ------------------------------------
                                               Roderick E. Gilchrist
                                               Chairman of the Board and
                                               Chief Executive Officer



     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated:

             SIGNATURE                      TITLE                     DATE
             ---------                      -----                     ----

     /s/ Roderick E.Gilchrist       Chairman of the Board        August 5,1997
     -----------------------------  and Chief Executive
     Roderick E. Gilchrist          Officer

     /s/ Joshua E. Buettner*        Director, Chief Operating    August 5, 1997
     -----------------------------  Officer
     Joshua E. Buettner

     /s/ Kathleen S.Sullivan*       Director, Chief Financial    August 5, 1997
     Kathleen S. Sullivan           Officer

     /s/ Stephen P. Colmar*         Director, Secretary          August 5, 1997
     -----------------------------
     Stephen P. Colmar

     /s/David B. Foreman*           Director                     August 5, 1997
     -----------------------------
     David B. Foreman

     By: /s/ Roderick E. Gilchrist
     -----------------------------
             Attorney-in-Fact

DA970620435
080497 v86
393:17516-2

                                INDEX TO EXHIBITS


     EXHIBIT
     NUMBER                           DESCRIPTION OF DOCUMENT
     -------       ----------------------------------------------------------

       3.1(3)      Articles of Incorporation of Global Statistics Corporation
                   (the "Company")
     3.1.1(1)      Articles of Amendment to the Company's Articles of
                   Incorporation
       3.2(3)      Bylaws of the Company
         5(2)      Opinion of Winstead Sechrest & Minick P.C.
      10.1(1)      Development and Maintenance Agreement by and between the
                   Company and CyberMall Corporation, Inc., dated October 15,
                   1996.
      10.2(3)      Form of Stock Option Agreement
      10.3(1)      Draw Note dated March 17, 1997 made by the Company in favor of FSF, Inc.
      23.1(1)      Consent of BDO Seidman, LLP
      23.2(2)      Consent of Winstead Sechrest & Minick P.C.
        24(3)      Power of Attorney
        27(1)      Financial Data Schedule
        99(3)      Subscription Agreement

--------------------
(1)  Filed herewith
(2)  To be filed by amendment
(3)  Previously filed